Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and

between

THE BANCORP BANK

and

MILLENNIUM TRUST COMPANY, LLC,

dated as of July 10, 2018

TABLE OF CONTENTS
Page

i

Section 8.10	Attorneys’ Fees	36
Section 8.11	Bulk Sales	37
Section 8.12	No Fiduciary Duty	37
Section 8.13	Specific Performance	37
Section 8.14	Construction	37

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Services Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of July 10, 2018 (this “Agreement”), is by and between The Bancorp Bank, a Delaware chartered commercial bank (“Seller”), and Millennium Trust Company, LLC, an Illinois limited liability company (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller is engaged in the business of establishing, pursuant to agreements with Plan Sponsors, individual retirement accounts for participants of employee benefit plans pursuant to the automatic rollover rules of Section 401(a)(31)(B) of the Code and Title 29 of the Code of Federal Regulations Sections 404a-2 and 404a-3, as applicable (“Safe Harbor IRAs”), and serving as the Trustee or custodian of, and providing related services to, such Safe Harbor IRAs (the “Business”);
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the Acquired Assets (as hereinafter defined), and Seller desires to transfer to Buyer, and Buyer desires to accept and assume from Seller, the Assumed Liabilities (as hereinafter defined); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
 DEFINITIONS
  Section 1.1 Definitions.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth under this “Definitions” heading (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):
“Account Agreements” shall mean any Automatic Rollover Traditional Individual Retirement Trust Account Agreement, Automatic Rollover Roth Individual Retirement Trust Account Agreement or similar agreement between Seller and an Account Holder prior to the Cut Off Time (together, in each case, with all modifications, amendments, supplements or other changes thereto) under which an Account is established and which contains the terms and conditions applicable to the Account.
“Account Files” shall mean the following information reflected on the systems of Seller in respect of the Accounts:  (i) the demographic information used to process and service the Accounts, to the extent specifically requested by Buyer in order to open new accounts on systems of Buyer, (ii) available balance information, (iii) historical transaction information, (iv) information collected (if any) in accordance with Seller’s Customer Identification Program (CIP) procedures and (v) such additional information as Buyer may from time to time reasonably request.

“Account Holder” shall mean a Person in whose name an Account has been established and any authorized users of such Account.
“Account Information” shall have the meaning set forth in Section 3.13(a).
 “Account Liabilities” shall mean all deposit liabilities, including all Accrued Interest, with respect to the Accounts.
 “Account Prepaids” shall mean all amounts paid to Seller on the applicable Accounts, including monthly maintenance fees and any other charges and fees assessed on such Accounts, relating to services provided under the Account Agreements after the Cut Off Time.
“Account Receivables” shall mean all amounts owed to Seller on the applicable Accounts, including any charges and fees assessed on such Accounts relating to services provided under the Account Agreements, but excluding the annual fees and charges assessed against the Accounts in the ordinary course of business consistent with past practice, prior to the Cut Off Time.
“Accounts” shall mean Safe Harbor IRAs that are administered by Seller and for which Seller serves as Trustee or custodian as of the Closing.
“Accrued Interest” shall mean, as of any date, with respect to an Account Liability, interest which is accrued on such Account Liability to but excluding such date and not yet posted to the relevant Account.
“Acquired Assets” shall have the meaning set forth in Section 2.1.
“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.
“Agreed Claims” shall have the meaning set forth in Section 7.4(b).
“Agreement” shall have the meaning set forth in the preamble.
“Allocation Schedule” shall have the meaning set forth in Section 2.7(d).
“Ancillary Agreements” shall mean the Services Agreement, the Escrow Agreement, and the Assignment and Assumption Agreement.
“Applicable Law” shall mean any federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of any Governmental Authority or self-regulatory organization) applicable to and legally binding on Buyer or Seller or any of their respective Affiliates, equity holders, properties, assets, officers, directors or employees, as the case may be.

“Assignment and Assumption Agreement” shall mean that certain assignment and assumption agreement and bill of sale in substantially the form attached hereto as Exhibit A.
“Assumed Contracts” shall have the meaning set forth in Section 2.1(a).
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Books and Records” shall mean books, documents, records and files, whether written, printed or electronically stored.
“Business” has the meaning set forth in the recitals.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Buyer to Seller prior to the execution and delivery of this Agreement.
“Buyer Indemnitees” shall have the meaning set forth in Section 7.2.
“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any effect that prevents, or would be reasonably likely to prevent, Buyer from consummating the Transactions on a timely basis and fulfilling its obligations under this Agreement or the Ancillary Agreements.
“Claim Notice” shall have the meaning set forth in Section 7.4(a).
“Closing” shall have the meaning set forth in Section 2.7(a).
“Closing Date” shall mean the date hereof.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of Seller or its customers, suppliers, distributors or other business relations that is used in, related to or necessary for the operation of the Business, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes.  Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of Seller or any of its Affiliates.

“Confidentiality Agreement” shall mean that certain letter agreement dated as of May 14, 2018 between Seller and Buyer.
“Consent” of a Person shall mean any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Order of, registration, certificate, declaration or filing with or report or notice to such Person.
“Contract” shall mean any contract, agreement, arrangement, commitment, undertaking, license or other instrument (including all amendments, modifications, supplements or other changes thereto), whether written or oral to which Seller is a party and/or by which Seller or any of its properties or assets is bound.
“Controlling Party” shall have the meaning set forth in Section 7.4(d).
“Cut Off Time” shall mean 12:01 a.m., Eastern Time, on the Closing Date.
“Damages” shall have the meaning set forth in Section 7.2.
“Data Protection Laws” shall mean all Applicable Laws relating to the Processing of Personal Data and their implementing regulations.
“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement; provided, however, that “Disclosure Schedule” shall exclude Schedule D, Schedule E and Schedule F.
“Escrow Agent” shall mean Wilmington Trust, N.A.
“Escrow Agreement” shall mean that certain Escrow Agreement, by and among Buyer, Seller and Escrow Agent, substantially in the form attached hereto as Exhibit B.
“Escrow Amount” shall mean $5,000,000.
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Excluded Taxes” shall mean any Taxes (i) relating to the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (ii) imposed on Seller for any taxable period, (iii) of another Person arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Applicable Law) (or being included (or required to be included) in any Tax Return relating thereto), (iv) of another Person as a result of any transferee or secondary liability or any liability assumed by contract, agreement, Applicable Law, or otherwise, (v) imposed in connection with the transactions contemplated by this Agreement (excluding Buyer’s portion of Transfer Taxes pursuant to Section 6.2), or (vi) imposed on Buyer or its Affiliates as a transferee or successor of Seller.

“GAAP” shall mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements or information were or are prepared.
“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction.
“Indemnified Party” shall have the meaning set forth in Section 7.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.4(a).
“Intellectual Property” shall mean (a) all intellectual property, industrial property and proprietary and similar rights in any jurisdiction owned or held for use under license, whether or not subject to statutory registration or protection, and whether now known or hereafter recognized in any jurisdiction, including such rights in and to:  (i) Trademarks; (ii) inventions and discoveries (whether or not patentable or reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof; (iii) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists, representative lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information, computer and electronic data processing programs, software, both source code and object code, flow charts, diagrams, descriptive texts and similar items), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) account servicing platforms; (vi) URLs, domain names and related items, (vii) all general intangibles, and (viii) moral rights, design rights, mask works and rights of privacy and publicity; and (b) in the case of (a)(i) through (viii), all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the rights to sue for all past, present or future infringements or other violations of any of the foregoing and to settle and retain proceeds from any such actions); provided, that Intellectual Property shall not include any Account Files.

“Knowledge” with respect to Seller shall mean the actual knowledge of those individuals set forth on Section 1.1(b) of the Disclosure Schedule and the knowledge, after due inquiry, of those individuals set forth on Section 1.1(c) of the Disclosure Schedule, and with respect to Buyer shall mean the knowledge, after due inquiry, of those individuals set forth on Section 1.1 of the Buyer Disclosure Schedule.
“Liabilities” shall mean any and all debts, liabilities, guarantees, assurances, commitments, costs, expenses, fees, Taxes and obligations, whether accrued or not accrued, direct or indirect, choate or inchoate, perfected or unperfected, secured or unsecured, fixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, due or to become due, or determined or determinable, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability, other Applicable Law or related to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors).
“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, pledge or security interest or other restriction of any kind.
“Marketing Laws” means, to the extent applicable to Seller or any of its Affiliates, all Applicable Laws pertaining to direct marketing, e-mails, text messages, telemarketing and telephone calls, and the sending of solicited and unsolicited electronic marketing communications, including the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.
“Material Adverse Effect” shall mean (a) any one or more circumstances, changes, developments, conditions or events that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) that prevents, or would be reasonably likely to prevent, Seller from consummating the Transactions on a timely basis and fulfilling its material obligations under this Agreement or the Ancillary Agreements; provided, however, that for purposes of clause (a) “Material Adverse Effect” shall not include any circumstance, change, development, condition or event to the extent occurring from and after the date of this Agreement and arising out of or resulting from (i) any changes in the United States or global economic or market conditions (including changes in credit availability, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets), (ii) any changes in the United States or global political conditions (including the outbreak of war or acts of terrorism), (iii) natural disasters, storms and other weather conditions, (iv) changes in Applicable Law applicable to the Business, or (v) changes in GAAP, which in the case of each of clauses (i), (ii), (iii), (iv) and (v) do not disproportionately affect the Business, taken as a whole, relative to other participants in the industry in which the Business operates.

“Material Contract” shall have the meaning set forth in Section 3.5(a); provided, that for purposes of this Agreement, the term “Material Contract shall also include the Account Agreements.
“Maximum Amount” shall have the meaning set forth in Section 7.2.
“Non-Controlling Party” shall have the meaning assigned thereto in Section 7.4(d).
“Order” shall mean any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Permits” shall mean all permits, licenses, registrations, agreements, waivers and authorizations by or of Governmental Authorities held or used by the applicable Person in connection with its business and operations.
“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or other business entity or any Governmental Authority.
“Personal Data” means any information that, alone or in combination with other information, could be used to identify, contact or locate an individual, including name, street address, telephone number, e-mail address, social security number, driver’s license number, passport number or customer or account number, as may be considered “Nonpublic Personal Information,” as defined under the Gramm-Leach Bliley Act (15 U.S.C. Sec. 6801, et. seq.).
“Plan Sponsor” shall mean any plan sponsor, administrator or other fiduciary that has entered into a Contract with Seller relating to the establishment of Safe Harbor IRAs or any other services included in the Business, including pursuant to Seller’s Automatic Rollover Agreement, Automatic EGTRRA Rollover Agreements, Terminated Plan Distribution Agreement or any other similar agreement.
“Plan Sponsor Agreement” means a Contract between Seller and a Plan Sponsor relating to the establishment of Safe Harbor IRAs or any other services included in the Business, including an Automatic Rollover Agreement, Automatic EGTRRA Rollover Agreement, Terminated Plan Distribution Agreement or similar agreement between Seller and a Plan Sponsor.
“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.
“Privacy and Information Security Requirements” means (i) all Data Protection Laws; (ii) all Contracts that relate to the Processing of Personal Data and/or protecting the security or privacy of information; (iii) all Privacy Policies; and (iv) all Marketing Laws.

“Privacy Policies” means any notices, policies, disclosures, public representations, or internal agreements by Seller or any of its Affiliates in respect of such entity’s Processing of Personal Data or privacy practices.
“Proceedings” shall have the meaning set forth in Section 3.7.
“Process” or “Processing” shall mean the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Purchase Price” shall have the meaning set forth in Section 2.5.
“Release Date” shall have the meaning set forth in Section 2.7(c).
“Restricted Period” shall mean the period commencing on the Closing Date and ending five (5) years thereafter.
“Safe Harbor IRAs” has the meaning set forth in the recitals.
“Seller” shall have the meaning set forth in the preamble.
“Seller Indemnitees” shall have the meaning set forth in Section 7.3.
“Seller Transaction Expenses” means (i) all of the fees, costs and expenses incurred by any Seller or its Affiliates in connection with the Transactions, including all fees, costs and expenses payable to attorneys, financial advisors or accountants, and all obligations under any engagement letter or other agreement or understanding with any such advisor and (ii) all payments by any Seller or its Affiliates to obtain any third party consent required under any Contract in connection with the consummation of the Transactions.
“Services Agreement” shall mean a Services Agreement to be entered into as of the Closing, substantially in the form set forth in Exhibit C.
“Straddle Period” shall mean any Tax period beginning on or prior to and ending after the Closing Date.
“Survival Period” shall have the meaning set forth in Section 7.1.
“Tax Claim” shall have the meaning assigned thereto in Section 7.4(d).
“Tax Return” shall mean all returns, elections, claims for refund, declarations, notices, forms, reports, statements, estimates, information statements and other forms and documents (including all schedules, supplements, exhibits and other attachments thereto and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed with any Governmental Authority, or maintained or required to be maintained by any Person, with respect to the calculation, determination, assessment or collection of any Taxes.

“Taxes” shall mean all U.S. federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, escheat, abandoned or unclaimed property (whether or not considered a tax, under Applicable Law), transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, estimated, registration, natural resources, entertainment, amusement, capital stock, social security, unemployment, disability, composite, healthcare or other tax or other like assessment of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Applicable Law or Taxing Authority, whether disputed or not.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Threshold Amount” shall have the meaning set forth in Section 7.2.
“Top Customers” shall have the meaning set forth in Section 3.15.
“Top Director Customer” shall have the meaning set forth in Section 3.15.
“Top Indirect Customer” shall have the meaning set forth in Section 3.15.
“Top Intermediary” shall have the meaning set forth in Section 3.15.
“Top Plan Sponsor” shall have the meaning set forth in Section 3.15.
“Trademarks” shall mean trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, e-mail addresses, source-identifying phone numbers, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.
“Transactions” shall mean the transactions contemplated by this Agreement and by the Ancillary Agreements.
“Transfer Taxes” shall have the meaning set forth in Section 6.2.
“Trustee” shall have the meaning set forth in Section 2652(b)(2) of the Code.
“Trustee Resignation Date” shall have the meaning set forth in the Services Agreement.
“Trustee Resignation Communications” shall have the meaning set forth in the Services Agreement.
“U.S.” or “United States” means the United States of America.
“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

ARTICLE II
 SALE AND PURCHASE
  Section 2.1  Sale and Purchase of the Acquired Assets.  On the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all the right, title and interest as of the Cut Off Time of Seller in and to the following assets and rights, but excluding any Excluded Assets (collectively, the “Acquired Assets”):
(a) all (i) Plan Sponsor Agreements and (ii) other Contracts set forth on Section 2.1(a) of the Disclosure Schedule (the “Assumed Contracts”);
(b) all Account Agreements (including, for the avoidance of doubt, the rights to serve as the Trustee or custodian in accordance with the terms thereof);
(c) all Account Receivables relating to the Accounts as of the Cut Off Time and all payments in respect thereof following the Cut Off Time;
(d) all Account Prepaids; and
(e) the Account Files.
The Acquired Assets shall be conveyed free and clear of all Liens.  Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or the Acquired Assets unless Buyer specifically assumes that Liability pursuant to Section 2.3 of this Agreement.
  Section 2.2  Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:
(a) any Contracts that are not set forth on Section 2.1(a) of the Disclosure Schedule;
(b) all cash and cash equivalents of Seller or its Affiliates;
(c) all real property of Seller or its Affiliates;
(d) all capital stock or other ownership interests of Seller or its Affiliates;
(e) all tangible personal property, including any equipment, office furniture, or fixtures owned, leased or used by Seller or its Affiliates;

(f) any Tax refunds (or credits) of Seller or any of its Affiliates relating to the Business, the Acquired Assets or the Assumed Liabilities;
(g) all rights of Seller or its Affiliates under this Agreement and any Ancillary Agreement; and
(h) any Intellectual Property utilized in the Business.
  Section 2.3  Assumed Liabilities.  On the terms and subject to conditions set forth herein, effective from and after the Cut Off Time, Buyer will assume and agree to pay, perform, and discharge only the following Liabilities (collectively, the “Assumed Liabilities”):
(a) Liabilities that accrue following the Closing under the Assumed Contracts (except, for the avoidance of doubt, as provided in Section 2.4(e)); and
(b) fifty percent (50%) of any Transfer Taxes payable by Buyer pursuant to Section 6.2.
  Section 2.4  Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, except as expressly set forth in Section 2.3, Buyer will not assume or be liable for any Liabilities of Seller or the Business or with respect to any of the Acquired Assets (collectively, the “Excluded Liabilities”), including:
(a) the Account Liabilities;
(b) Excluded Taxes;
(c) Liabilities for which Seller or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or the Ancillary Agreements;
(d) Liabilities relating to the Excluded Assets (including, for the avoidance of doubt, any Liabilities arising under or pursuant to any Contracts excluded pursuant to Section 2.2(a) hereof);
(e) Liabilities relating to any breach or alleged breach of the Assumed Contracts in connection with the assignment of such Assumed Contracts to Buyer;
(f) fifty percent (50%) of any Transfer Taxes payable by Seller pursuant to Section 6.2;
(g) Liabilities of whatever kind and nature to the extent relating to the operation or conduct of the Business by Seller or the use or ownership of the Acquired Assets prior to the Closing;
(h) Seller Transaction Expenses; and
(i) any Liability for which Buyer has a right to indemnification pursuant to Section 7.2.

  Section 2.5  Purchase Price.  The “Purchase Price” for the Acquired Assets shall be an amount in cash equal to $65,000,000, which shall be paid by Buyer at the Closing in accordance with and as adjusted pursuant to Section 2.7 of this Agreement.
  Section 2.6  Refunds and Remittances.  If Seller or its Affiliates receives any refund or other amount (including, for the avoidance of doubt, any account fees) which is properly an Acquired Asset in accordance with the terms of this Agreement and the Ancillary Agreements, Seller will collect and promptly forward to Buyer (along with all associated documents) at the address set forth in Section 8.5 no less frequently than monthly such refund or other amount.  Seller shall advise Buyer of any counterclaims or setoffs of which it receives notice subsequent to the Closing with respect to any such Acquired Asset.  After the Closing, if Buyer or any of its Affiliates receives any refund or other amount which is properly an Excluded Asset in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller (along with all associated documents) at the address set forth in Section 8.5 no less frequently than monthly.
  Section 2.7  The Closing.
(a) On the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. Eastern time on the date hereof at the offices of Paul Hastings LLP, 71 South Wacker Drive, Suite 4500, Chicago, Illinois 60606, by remote electronic exchange of documents (by facsimile, .pdf, e-mail or other form of electronic communication), or at such other date and place as agreed to by the parties hereto.
(b) At the Closing:
(i) Seller shall:
(1) deliver duly executed counterparts to each of the Ancillary Agreements;
(2) deliver a non-foreign person affidavit in form and substance reasonably satisfactory to Buyer that complies with the requirements of Section 1445 of the Code, duly executed by Seller;
(3) deliver evidence, reasonably satisfactory to the Buyer, that the consents, waivers, authorizations, approvals, concessions, licenses, Permits, variances, exemptions, Orders and notices set forth in Section 2.7(b)(i)(3) of the Disclosure Schedule have been obtained and are in full force and effect as of the Closing
(4) deliver a certificate executed and delivered by the Secretary or comparable representative of Seller, attesting and certifying as to (x) the organizational documents of Seller, and the certificate of incorporation or comparable organizational document of Seller shall also be certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization, and (y) copies of resolutions of the board of directors (or comparable governing body) of Seller adopting and authorizing the Transactions;

(5) deliver a certificate of good standing for Seller issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization and each other jurisdiction where Seller is qualified to do business;
(6) deliver a list of all addresses of the Account Holders to which the Trustee Resignation Communications will be sent by Seller pursuant to the Services Agreement; and
(7) deliver any other customary certificates or other instruments as Buyer may reasonably request in order to give effect to this Agreement.
(ii) Buyer shall:
(1) pay to Seller by Wire Transfer to the account set forth on Schedule D hereto immediately available funds in dollars in an amount equal to (x) the Purchase Price minus (y) the Escrow Amount;
(2) deposit the Escrow Amount by Wire Transfer in an escrow account pursuant to the Escrow Agreement;
(3) deliver duly executed counterparts to each of the Ancillary Agreements; and
(4) deliver any other customary certificates or other instruments as Seller may reasonably request in order to give effect to this Agreement.
(c) The escrow account shall be governed by the terms and conditions of the Escrow Agreement, and shall be available to satisfy any Buyer Damages in accordance with and subject to the terms and conditions of Article VII.  The fees and expenses of the Escrow Agent shall be borne fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Seller, on the other hand.  On the date that is fifteen (15) months following the Closing Date (the “Release Date”), any funds then remaining in the Escrow Account as of the Release Date (other than an amount of funds subject to any claims for indemnification pursuant to Section 7.2 and Section 7.4 that are pending and unresolved as of the Release Date) shall be released to Seller.

(d) Buyer and Seller agree that the Purchase Price, and any other consideration to be paid pursuant to this Agreement to, or for the benefit of, Seller, shall be allocated among the Acquired Assets for all income Tax purposes as shown on the allocation schedule (the “Allocation Schedule”) prepared in accordance with this Section 2.7(d), Section 1060 of the Code and the principles set forth on Schedule E.  A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) calendar days following the Closing Date.  If Seller notifies Buyer in writing within five (5) calendar days of receipt of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule (the sole permissible basis for which shall be that the Allocation Schedule was not prepared in accordance with this Section 2.7(d)), Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) calendar days following the Closing Date, such dispute shall be resolved by a nationally recognized independent accountant mutually acceptable to Seller and Buyer (whose determination shall be limited to whether the Allocation was prepared in accordance with this Section 2.7(d)).  The fees and expenses of such accounting firm shall be borne by Seller.  If Seller does not object to the Allocation Schedule within such five (5) day period, the Allocation Schedule will be final, binding and non-appealable by the parties hereto. In case of any adjustment to the Purchase Price (or any other item of consideration for United States federal income Tax purposes), requiring an amendment to the Allocation Schedule, Buyer shall amend the Allocation Schedule in accordance with the principles set forth in this Section 2.7(d) and provide such amended allocation to Seller (which, subject to the dispute resolution provisions set forth in this Section 2.7(d), shall become the Allocation Schedule).  Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and Tax information reports in a manner consistent with the Allocation Schedule.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule (it being agreed that disclosure in any section of the Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such matter is relevant to such other sections), Seller hereby represents and warrants as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to Buyer as follows:
  Section 3.1  Organization and Related Matters.  Seller is a commercial bank, duly organized and validly existing under the laws of the State of Delaware, with deposits insured by the Federal Deposit Insurance Corporation.  Seller has the organizational power and authority to own, lease and operate all of its properties and assets and to carry on the Business as it is now being conducted and to own the Acquired Assets as and in the places where now conducted or owned.  Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the Business or the character or location of the Acquired Assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
  Section 3.2  Authority; No Violation.
(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate or cause to be consummated the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly and validly approved by all necessary corporate action on the part of Seller or its applicable Affiliates.  No other corporate proceedings on the part of Seller or its Affiliates are necessary to approve this Agreement or the Ancillary Agreements or to consummate or cause to be consummated the Transactions.  This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Seller or its applicable Affiliates and, assuming due authorization, execution and delivery by Buyer or its applicable Affiliates, this Agreement constitutes, and the Ancillary Agreements will constitute, a valid and binding obligation of Seller or its applicable Affiliates, enforceable against Seller or its applicable Affiliates in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller or its applicable Affiliates, nor the consummation by Seller and its Affiliates of the Transactions nor compliance by Seller and its Affiliates with any of the terms or provisions hereof and of the Ancillary Agreements does or will (i) violate any provision of the certificate of incorporation, bylaws, or similar organization documents of Seller or its applicable Affiliates or (ii) (x) violate any Applicable Law or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the Transactions, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller, the Business or its applicable Affiliates are a party, or by which the Acquired Assets may be bound or affected.
  Section 3.3  Consents and Approvals. Except for such consents, waivers, authorizations, approvals, concessions, licenses, Permits, variances, exemptions, Orders or notices as are set forth in Section 3.3 of the Disclosure Schedule, and except with respect to any filings that may be required pursuant to applicable securities laws, Seller and its Affiliates are not required to obtain any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Orders of, or provide notice to, any Governmental Authority or other Person in connection with (i) the execution and delivery by Seller or its Affiliates of this Agreement and the Ancillary Agreements or (ii) the consummation by Seller and its Affiliates of the Transactions.
  Section 3.4  Absence of Changes or Events.  Since December 31, 2017, there has not been any one or more related or unrelated changes, events, developments or circumstances which, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.  Except as disclosed in the applicable subsection of Section 3.4 of the Disclosure Schedule, since December 31, 2017, Seller has conducted the Business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of Section 3.4 of the Disclosure Schedule, since December 31, 2017:

(a) Seller has not sold, leased, transferred, or assigned any of its assets related to the conduct, ownership, use or operation of the Business and/or the Acquired Assets;
(b) no party has terminated, cancelled, amended, modified or accelerated any Contract that is or would have been required to be listed on Section 3.5 of the Disclosure Schedule;
(c) Seller has not made any material changes in its accounting policies, methods, principles or practices with respect to the Business;
(d) Seller, with respect to the Business, has not made any material Tax election, changed its method of Tax accounting, prepared any Tax Returns in a manner which is materially inconsistent with the past practices of Seller with respect to the treatment of items on prior Tax Returns; and
(e) Seller has not entered into any agreement, understanding or commitment to do any of the foregoing.
  Section 3.5  Material Contracts.
(a) Except as set forth on Section 3.5(a) of the Disclosure Schedule (by reference to the applicable subsection hereof), none of Seller or any of its Affiliates has entered into or is bound by any Contract relating to the conduct of the Business (each, a “Material Contract”):
(i) under which Seller or its Affiliates has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than in the ordinary course of business consistent with past practice, and in an amount that exceeds $50,000;
(ii)  that prohibits or restricts the ability of Seller or its Affiliates to conduct the Business, or that would restrict the ability of Buyer or any of its Affiliates after Closing to conduct its business (including the Business), in any geographical area, to solicit clients, to solicit or hire any Person, or to compete with any Person;
(iii) that requires for the Business’s purchase of materials, supplies, products or services involving annual payments in excess of $50,000 in the aggregate;
(iv) that provides for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues or profits of the Business;
(v) with any Governmental Authority (and to the extent any such Contract involves a small business “set aside,” the same shall be noted on Section 3.5(a)(v) of the Disclosure Schedule);

(vi) pursuant to which Seller leases, is licensed or otherwise authorized to use or distribute any Intellectual Property of any other Person that is used in, related to or necessary for the operation of the Business or which otherwise affect the ability of Seller to use any Seller Intellectual Property material to the Business;
(vii) pursuant to which Seller leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Seller Intellectual Property,
(viii) that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;
(ix) with Top Customers; and
(x) that are not made in the ordinary course of business consistent with past practice or that are otherwise material.
Correct and complete copies of the written Contracts listed or required to be listed on Section 3.5(a) of the Disclosure Schedule, together with all modifications and amendments thereto, have previously been delivered to Buyer.
(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against each of Seller and its Affiliates that is a party thereto and, to Seller’s Knowledge, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Seller or its applicable Affiliate that is a party thereto has duly performed in all material respects its obligations under each such Material Contract to the extent that such obligations have accrued.  There are no existing breaches or defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would become breaches or defaults) of Seller or its applicable Affiliate that is a party thereto or, to Seller’s Knowledge, any other party thereto, under any Contract that is an Acquired Asset or other Contract included in the Assumed Liabilities.  None of Seller and any of its Affiliates has received any notice of any actual or intended cancellation or termination, nor to Seller’s Knowledge has any such cancellation or termination been threatened, in connection with any Contract that is an Acquired Asset or other Contract included in the Assumed Liabilities.
(c) Except as set forth on Section 3.5(c) of the Disclosure Schedule, Seller does not possess or hold any license (other than “shrink-wrap” or “click-through” licenses for commercial off-the-shelf computer software) to use any Intellectual Property rights of any other Person that is related to the conduct, ownership, use or operation of the Business and/or the Acquired Assets.

  Section 3.6  No Broker.  Neither Seller nor any Affiliate of Seller has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement and the Transactions.
  Section 3.7  Legal Proceedings.  Except as set forth on Section 3.7(a) of the Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to Seller’s Knowledge, threatened against or relating to Seller or its Affiliates in connection with the use, ownership, performance, operation or conduct of the Business or the Acquired Assets or the Assumed Liabilities.  Except as set forth on Section 3.7(b) of the Disclosure Schedule, there are no Proceedings pending or threatened by Seller arising out of related to the use, ownership, performance, operation or conduct of the Business or the Acquired Assets.  Section 3.7(c) of the Disclosure Schedule sets forth a complete and correct list and description of all Proceedings made, filed or otherwise initiated by or against Seller or any of the current or former officers, directors or employees of Seller in connection with the use, ownership, performance, operation or conduct of the Business or the Acquired Assets or the Assumed Liabilities that have been resolved in the past three (3) years.  Section 3.7(c) of the Disclosure Schedule sets forth any Order to which Seller is subject in connection with the use, ownership, performance, operation or conduct of the Business or the Acquired Assets or the Assumed Liabilities.
  Section 3.8  Compliance with Applicable Law; Permits.
(a) Seller and its Affiliates have conducted and continue to conduct the Business in accordance with all Applicable Law, including the Consumer Identification Program under the U.S.A. PATRIOT Act of 2001, and are not in material default or material violation of any such Applicable Law with respect to the conduct of the Business.  Except as set forth on Section 3.8(a) of the Disclosure Schedule, none of Seller or any of its Affiliates has received any written communication since January 1, 2015, from a Governmental Authority that alleges that Seller or any of its Affiliates is not in material compliance with any Applicable Law in connection with the operation or conduct of the Business or the Acquired Assets or the Assumed Liabilities.
(b) Seller or its Affiliates hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the properties and assets owned, operated or used in the conduct of the Business as currently conducted.  Seller or its Affiliates is in compliance with its obligations under such Permits in all material respects.  Since January 1, 2015, none of such Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Permit has been received in writing by Seller or its Affiliates.
  Section 3.9  Taxes.
(a) Seller and all of its Affiliates have timely and properly paid all Taxes that relate to any of the Acquired Assets or the Business that will have been required to have been paid on or prior to the Closing Date the nonpayment of which could result in a Lien for Taxes on any of the Acquired Assets, could result in Buyer becoming liable or responsible therefore.

(b) Seller has timely and properly filed all U.S. federal, state, county, local and foreign Tax Returns that relate to the Acquired Assets or the Business that it is required to have filed, and such Tax Returns are true, complete and correct in all material respects.
(c) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(d) Any deficiencies proposed as a result of any Tax audits of Seller by any Governmental Authority that relate to the Acquired Assets or the Business have been fully paid or finally settled, and there are no present disputes as to Taxes payable by Seller that relate to the Acquired Assets or the Business except as set forth on Section 3.9(d) of the Disclosure Schedule.
(e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Acquired Assets.
(f) Seller has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Buyer or any of its Affiliates after the Closing Date.
(g) None of the Acquired Assets are an interest in an entity or arrangement classified as a partnership for U.S. federal, state or local income Tax purposes.
(h) Seller has not deferred the inclusion of any amounts in gross income pursuant to Internal Revenue Service Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code, as a deposit or pre-paid amount, or any corresponding or similar provision of state or local Applicable Law (irrespective of whether or not such deferral is elective).
  Section 3.10  Title.  Seller is the lawful owner of each of the Acquired Assets, free and clear of all Liens.  Assuming the accuracy of Buyer’s representations and warranties and compliance with covenants set forth herein, and the filing of all notices and receipt of all consents set forth on Section 3.3 of the Disclosure Schedule, immediately following the Cut Off Time, Buyer will be vested with good and valid title in all of the Acquired Assets (other than any Contracts that have expired or been terminated in accordance with their terms), free and clear of all Liens.
  Section 3.11  Accounts.  All of the Accounts have been administered and originated in compliance in all material respects with the documents governing the relevant type of Account (including any applicable Account Agreements) and all Applicable Law.  Except as set forth on Section 3.11 of the Disclosure Schedule, and subject to the accuracy of Buyer’s representations and warranties provided in this Agreement, pursuant to the Account Agreements, the Accounts are transferable at the Closing to Buyer, and there are no Accounts that are subject to any judgment, decree or order of any Governmental Authority.  Prior to the date of this Agreement, Seller has provided Buyer with true, complete and correct forms of all Account Agreements related to the Accounts and all such forms contain all material terms of the Accounts.

  Section 3.12  Data Privacy.  With respect to any Personal Data collected, stored, used, disclosed, transferred, or otherwise Processed by Seller or its Affiliates in connection with the Business:
(a) Each of Seller and its Affiliates has complied in all material respects with all Privacy and Information Security Requirements;
(b) no material notice or material Proceeding of any kind has been served on, or initiated against, the Seller or any of its Affiliates in respect of the Business under any applicable Privacy and Information Security Requirement;
(c) there are no pending complaints, actions, fines, or other penalties facing the Seller or any of its Affiliates in connection with any data security breaches or violations of any Privacy and Information Security Requirement;
(d) none of Seller or its Affiliates has experienced any security breaches of Personal Data that would require law enforcement or individual notification or remedial action under any applicable Privacy and Information Security Requirement;
(e) and Seller and its Affiliates employ commercially reasonable security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Personal Data within its custody or control and requires the same of all vendors that Process Personal Data on its behalf; and
(f) Seller and its Affiliates have provided all requisite notices and obtained all required consents, and satisfied all other requirements (including notification to Government Authorities), necessary for such entities’ Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the Business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.
  Section 3.13  Account Information.
(a) Attached as Schedule F are copies of the following (collectively, the “Account Information”):
(i) (A) The aggregate number of Accounts open as of December 31, 2016, December 31, 2017, and June 30, 2018, and the number of Accounts established and closed during each of the years ended December 31, 2016 and 2017, and the six-month period ended June 30, 2018, (B) aggregate fee income (by category) derived by Seller from such Accounts, and all related fees paid by Seller to Wealth Management Systems Inc. or its successor in connection therewith, for the years ended December 31, 2016 and 2017, and the six-month period ended June 30, 2018, and (C) the fair market value of the assets collectively held by such Accounts as of December 31, 2016, December 31, 2017, and June 30, 2018; and

(ii) The number of Automatic Rollover Agreements and the number of Terminated Plan Distribution Agreements with Plan Sponsors that Seller was a party to as of December 31, 2016, December 31, 2017, and June 30, 2018.
(b) The Account Information is correct and complete in all material respects, and are consistent with the Books and Records of Seller (which Books and Records are correct and complete in all material respects).
  Section 3.14  Plan Sponsor Relationships.  To Seller’s Knowledge, no Plan Sponsor intends to terminate its relationship with Seller or the Business.
  Section 3.15  Plan Sponsors and Other Business Relationships.  Section 3.15 of the Disclosure Schedule contains a complete and correct list of (i) the 19 largest Plan Sponsors from which the Business indirectly derives revenue through fees attributable to Accounts, by the aggregate dollar value of revenue derived by the Business from such Accounts during the twelve (12)-month period ended May 1, 2018 (each, a “Top Plan Sponsor”), (ii) the 10 largest record keepers, third-party administrators, advisors and other intermediaries, other than Wealth Management Systems Inc., from which the Business indirectly derives revenue through fees attributable to Accounts, by the aggregate dollar value of revenue derived by the Business from such Accounts during the twelve (12)-month period ended May 1, 2018 (each, a “Top Intermediary” and collectively with the Top Plan Sponsors, the “Top Customers”), and (iii) with respect to each Top Customer, the aggregate dollar value of such revenue.  A Top Customer with which the Business has a direct relationship pursuant to a Contract is referred to in this Agreement as a “Top Direct Customer,” and a Top Customer with which Seller does not have a direct relationship pursuant to a Contract is referred to as a “Top Indirect Customer.”  No Top Direct Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Direct Customer conducts with the Business.  Seller has not received any notice in connection with any Top Direct Customer or any written notice in connection with any Top Indirect Customer, nor does Seller have Knowledge, that any such Top Direct Customer or Top Indirect Customer will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Direct Customer or Top Indirect Customer conducts in connection with the Business.  There is no material dispute pending with any Top Direct Customer or Top Indirect Customer, and Seller has not received any notice in connection with any Top Direct Customer or any written notice in connection with any Top Indirect Customer, nor does Seller have any Knowledge, of a reasonable basis for any such dispute.
  Section 3.16  Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement and in any document delivered pursuant hereto, neither Seller nor any Affiliate of Seller, nor their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Transactions, and Seller hereby disclaims any such representation or warranty whether by such Seller or any of its Affiliates or their respective officers, directors, employees, agents or representatives, or any other Person, except in the case of fraud or willful misrepresentation.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedule (it being agreed that disclosure in any section of the Buyer Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such matter is relevant to such other sections), Buyer hereby represents and warrants as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to Seller as follows:
  Section 4.1  Organization and Related Matters.  Buyer is a limited liability company duly organized and validly existing under the laws of the State of Illinois.  Buyer has the limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
  Section 4.2  Authority; No Violation.
(a) Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions has been duly and validly approved by all necessary corporate action on the part of Buyer.  No other corporate proceeding on the part of Buyer is necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions.  This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and its applicable Affiliates, this Agreement constitutes, and the Ancillary Agreements will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b) Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the consummation by Buyer of the Transactions nor compliance by Buyer with any of the terms or provisions hereof and the Ancillary Agreements does or will (i) violate any provision of the certificate of incorporation or bylaws or similar organizational documents of Buyer or its applicable Affiliates or (ii) (x) violate any Applicable Law or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Buyer under, any of the terms, conditions or provisions of any contract or similar instrument or obligation to which Buyer is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or loss of benefits which, either individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

  Section 4.3  No Broker.  None of Buyer or any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Buyer or its Affiliates).
  Section 4.4  Legal Proceedings.  There are no Proceedings that are pending or, to Buyer’s Knowledge, threatened against or relating to Buyer or its controlled Affiliates in connection with the Buyer’s operation or conduct of the Business on and subsequent to Closing that would materially and adversely affect the legality, validity or enforceability of this Agreement or the other Ancillary Agreements to which it or its controlled Affiliates are a party or the consummation of the Transactions.
  Section 4.5  Qualification.  Buyer is duly qualified to act as Trustee or custodian for the Accounts.
  Section 4.6  Permits.  At Closing, Buyer or its Affiliates will hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the Acquired Assets.
  Section 4.7  Consents and Approvals.  Except with respect to any filings that may be required pursuant to applicable securities laws, Buyer is not required to obtain any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Orders of, or provide notice to, any Governmental Authority or other Person in connection with the execution and delivery by Buyer of this Agreement and the Ancillary Agreements.
  Section 4.8  Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement or in any document delivered pursuant hereto, neither Buyer nor its officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the Transactions, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates or its or their officers, directors, employees, agents or representatives or any other Person, except in the case of fraud or willful misrepresentation.
ARTICLE V
 COVENANTS
  Section 5.1  Books and Records.  From and after the Closing, each party hereto shall use commercially reasonable efforts to preserve and keep all Books and Records, Account Files and other information to the extent in its possession and relating to the accounting, business and financial affairs of the Business or Acquired Assets that relate to the period prior to the Cut Off Time, for six (6) years after the Closing Date or such longer time as required by Applicable Law; provided that each party shall notify the other party at least thirty (30) days in advance of destroying any materials referred to in this Section 5.1 prior to the sixth (6th) anniversary of the Closing Date.

  Section 5.2  Restrictive Covenants.
(a) Confidentiality.  From and after the date hereof, Seller and its Affiliates will refrain from using or disclosing, and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information.  In the event that Seller reasonably believes after consultation with counsel that Seller or its Affiliate is required by applicable Law or Order to disclose any Confidential Information, such Seller or Affiliate may disclose only such Confidential Information as may be legally required, provided that it (if permitted by such applicable Law or Order) (i) provides Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperates with Buyer in attempting to obtain such order or assurance.  From and after the Closing, the Confidentiality Agreement shall terminate and be of no force and effect with respect to any information relating to the Business.
(b) Non-Competition.  Seller covenants and agrees that, during the Restricted Period, Seller and its Affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that offers, administers, markets, serves as a custodian or trustee of, or otherwise provides services with respect to, Safe Harbor IRAs. Notwithstanding the foregoing, nothing in this Section 5.2(b) shall prohibit Seller or its Affiliates from (i) continuing to serve as a custodian or trustee for a period not to exceed two hundred ten (210) days from the Closing Date solely for the purpose of closing any of the Accounts that Seller has been directed by the Account Holder to close on or prior to the Trustee Resignation Date, (ii) serving solely as the depository bank for any Safe Harbor IRAs for which one or more unrelated third parties serves as custodian or trustee and provides all other services, or (iii) the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.
(c) Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 5.2(b) above, Seller hereby covenants and agrees that, during the Restricted Period, Seller and its Affiliates will not, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, any Person that is or was a customer, supplier or other business relation of Seller at any time during the twenty-four (24)-month period prior to the Closing Date for purposes of diverting such Person’s business from Buyer or the Business or providing any goods or services which are or may reasonably be considered to be competitive with those provided by Buyer or the Business.
(d) Non-Disparagement.  Seller hereby covenants and agrees that, during the Restricted Period, Seller and its Affiliates will not, directly or indirectly, make any derogatory or disparaging statement or communication regarding Buyer or the Business or any of their employees.  Nothing in this Section 5.2(d) shall limit Seller’s or its Affiliate’s ability to make true and accurate statements or communications in connection with any disclosure Seller or its Affiliates reasonably believe is required pursuant to applicable Law.

(e) Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 5.2 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 5.2 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances.  The court in each case shall reduce the term, geographic area and or scope covered to what the court deems permissible duration, size or breadth.
(f) Acknowledgements; Remedies.  Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.2 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or any of its Affiliates breached the provisions of this Section 5.2, (iii) any breach of the provisions of this Section 5.2 by Seller or its Affiliates would result in a significant loss of goodwill by Buyer and the Business, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.2 is reasonable given the benefits Seller will directly or indirectly receive hereunder, (vi) Seller is familiar with all the restrictive covenants contained in this Section 5.2 and is fully aware of its obligations hereunder, and (vii) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this Section 5.2 in any Proceeding, regardless of who initiates such Proceeding.  Seller further acknowledges and agrees that irreparable injury will result to Buyer if Seller or any of its Affiliates breaches any of the terms of this Section 5.2, and that in the event of an actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 5.2, Buyer will have no adequate remedy at Law.  Seller accordingly agrees that in the event of any actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 5.2, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy.  Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.  Seller shall cause its Affiliates to comply with this Section 5.2, and shall be liable for any breach by any of its Affiliates of this Section 5.2.  In the event of a breach or violation by Seller or any of its Affiliates of this Section 5.2, the Restricted Period with respect to Seller shall be extended by a period of time equal to the period of time during which Seller violates the terms of this Section 5.2.
  Section 5.3  Press Release.  Seller and Buyer shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the Transactions and the party seeking to issue such a press release or make a public disclosure shall obtain the other party’s consent prior to the issuance, publication or dissemination thereof; provided, however, that Seller may make any disclosures to Account Holders as contemplated by the Ancillary Agreements and either party may make such disclosure to the extent required by Applicable Law.

  Section 5.4  Regulatory Matters; Third-Party Consents.
(a) As promptly as practicable after the date of this Agreement, to the extent (and only to the extent) requested by Buyer in writing, Seller shall take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement to obtain as promptly as practicable and to the extent possible all Consents, Orders, rulings and clearances necessary to be obtained from any third-party and/or any Governmental Authority in order to assign or transfer any Acquired Asset.  Seller shall cooperate with Buyer following the Closing Date in any reasonable arrangement requested by Buyer and designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Contract, including, at the request of Buyer, enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any such Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.  With respect to any such Contract, following the Closing Date, if requested by Buyer, Seller shall continue use commercially reasonable efforts to obtain such consents or waivers if requested to do so by Buyer.  Upon the receipt of any such consent or waiver, Seller shall promptly assign such Contract to Buyer.
(b) Seller also shall cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make or, pursuant to Applicable Law, is required to make in connection with the Transactions.
  Section 5.5  Expenses.  Except as otherwise contemplated hereby, Seller, on the one hand, and Buyer, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions.
  Section 5.6  Further Assurances.  Each party to this Agreement shall, at the reasonable request of the other, at any time and from time to time following the Closing Date, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order to confirm or carry out more effectively the Transactions or to vest, perfect or confirm ownership of the Acquired Assets in Buyer.
  Section 5.7  Payment of Excluded Liabilities.  After the Closing, Seller agrees to pay in full and discharge (a) all of the Excluded Liabilities in accordance with their stated terms, as applicable, and in a manner that is not detrimental to any relationships of Buyer or the Business with lessors, employees, contractors, customers, suppliers or others; and (b) all checks written, or ACH or similar transactions authorized, by Seller that are outstanding on or before the Closing Date.
  Section 5.8  Information Relating to the Business.  From and after the Closing, Seller shall use its reasonable best efforts, and shall cause each of its Affiliates to provide to Buyer from time to time information regarding the Business requested by Buyer and reasonably available to Seller.

ARTICLE VI
 TAX MATTERS
  Section 6.1  Tax Cooperation.  Buyer, on the one hand, and Seller and its Affiliates, on the other hand, shall cooperate and (at the expense of the requesting party) provide to each other such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Acquired Assets or the Business, (ii) the conduct of any audit or other examination by any Taxing Authority relating to any liability for Taxes relating to the Acquired Assets or the Business, and (iii) the prosecution or defense of any claim, suit or Proceeding relating to any Tax Return relating to the Acquired Assets or the Business.  Without limiting the generality of the foregoing, Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof of Seller that relate to the Acquired Assets or the Business ending on or prior to the Closing Date.
  Section 6.2  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (including any penalties and interest) imposed in connection with this Agreement and the sale of the Acquired Assets (“Transfer Taxes”) will be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, and Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and Seller shall cooperate and, as required by Applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to Transfer Taxes.
  Section 6.3  Tax Reporting.  Seller shall be responsible for, and shall make, all required reports to applicable Taxing Authorities and to holders of Accounts for (i) any Pre-Closing Tax Period and (ii) any post-Closing period ending on the Conversion Date (as defined in the Services Agreement).  Buyer shall be responsible for, and shall make, all required reports to applicable Taxing Authorities for any post-Closing period following the Conversion Date.1
  Section 6.4  Allocation of Tax Liability.  For all purposes under this Agreement involving the determination of Taxes (including the determination of Excluded Taxes), in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the end of the Closing Date shall be (i) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item (without regard for income, gross receipts, payroll, sales or use), deemed to be the amount of such Taxes for such entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes not described in clause (i) above, deemed equal to the amount which would be payable if such Straddle Period ended on the end of the Closing Date.

1 NTD: Subject to further due diligence.

ARTICLE VII
 INDEMNIFICATION
  Section 7.1  Survival of Representations and Warranties and Agreements.  The respective representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing but shall expire on the date that is eighteen (18) months after the Closing Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 7.4 has been given by one party to the other prior to such expiration; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 3.9 (Taxes) shall continue until sixty (60) days after the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) bar any claims that would result in a breach thereof and (ii) (x) the representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2(a) (Authority), 3.6 (No Broker), 3.10 (Title), 3.11 (Accounts), 4.1 (Organization and Related Matters), 4.2(a) (Authority) and 4.3 (No Broker) and (y) any action relating to fraud or intentional misrepresentation each shall survive until the date that is twenty (20) years after the Closing Date.  The indemnification obligations under Section 7.2 and 7.3 with respect to breaches of covenants and agreements shall continue until sixty (60) days after all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims that would result in a breach thereof.  Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VII, and the Indemnifying Party shall indemnify the Indemnified Party for all Damages incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Damages are incurred.  The period from the Closing to the expiration, if any, of a representation, warranty, covenant or agreement hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”
  Section 7.2  Indemnification by Seller.  Subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective equity holders, officers, directors, managers, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, losses, damages, Liabilities, awards, judgments, penalties, fines, Taxes, demands, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing) (subject to Section 7.5(a), “Damages”) incurred, suffered or sustained by the Buyer Indemnitees arising out of or relating to: (i) any breach of or inaccuracy in any of the representations and warranties made in Article III, (ii) any breach of any covenant or agreement of Seller made herein, (iii) any Excluded Liability, (iv) any Proceeding that is or should be disclosed on Sections 3.7(a) through 3.7(c) of the Disclosure Schedule and (v) any fraud or willful misrepresentation by or on behalf of Seller in connection with this Agreement, the Transaction Documents, and/or the Transactions.  Notwithstanding the foregoing, Seller shall not be liable to indemnify any Buyer Indemnitees against Damages arising under Section 7.2(i) above unless and until the aggregate amount of such Damages exceeds $650,000 (the “Threshold Amount”), whereupon the Buyer Indemnitees shall be entitled to indemnification for the full amount of such Damages; provided, however, that Seller’s maximum Liability to the Buyer Indemnitees for all Damages arising under Section 7.2(i) above shall not exceed $5,000,000 (the “Maximum Amount”); provided, further, however, that the Threshold Amount and Maximum Amount shall not apply with respect to Damages arising out of any breach of or inaccuracy in any of the representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2 (Authority; No Violation), 3.3 (Consents and Approvals), Section 3.6 (No Broker), 3.9 (Taxes), 3.10 (Title), and 3.11 (Accounts), in which case Seller’s maximum Liability to the Buyer Indemnitees shall not exceed the Purchase Price.  The limitations set forth in this Section 7.2 shall not apply in respect of any indemnification obligation arising out of or resulting from fraud or willful misrepresentation by Seller.  Notwithstanding anything herein to the contrary, for purposes of determining the amount of any Damages related to a breach of any representation or warranty made by Seller in this Agreement, the representations and warranties made by Seller in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or any similar term or limitation contained therein (and shall be treated as if such words were deleted from such representation or warranty).

  Section 7.3  Indemnification by Buyer.  Subject to the provisions of this Article VII,  Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective equity holders, officers, directors, managers, employees, representatives and agents (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Damages incurred, suffered or sustained by the Seller Indemnitees arising out of or relating to: (i) any breach of or inaccuracy in any of the representations and warranties made in Article IV, (ii) any breach of any covenant or agreement of Buyer made herein and (iii) any Assumed Liability.  Notwithstanding the foregoing, Buyer shall not be liable to indemnify any Seller Indemnitees against Damages arising under clause Section 7.3(i) above unless and until the aggregate amount of such Damages exceeds the Threshold Amount, whereupon the Seller Indemnitees shall be entitled to indemnification for the full amount of such Damages; provided, however, that Buyer’s maximum Liability to the Seller Indemnitees for all Damages arising under Section 7.3(i) above shall not exceed the Maximum Amount; provided, further, however, that the Threshold Amount and Maximum Amount shall not apply with respect to Damages arising out of any breach of or inaccuracy in any of the representations and warranties set forth in Sections 4.1 (Organization and Related Matters), 4.2(a) (Authority) and 4.3 (No Broker), in which case Buyer’s maximum Liability to the Seller Indemnitees shall not exceed the Purchase Price.  The limitations set forth in this Section 7.3 shall not apply in respect of any indemnification obligation arising out of or resulting from fraud or willful misrepresentation by Buyer.  Notwithstanding anything herein to the contrary, for purposes of determining the amount of any Damages related to a breach of any representation or warranty made by Buyer in this Agreement, the representations and warranties made by Buyer in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or any similar term or limitation contained therein (and shall be treated as if such words were deleted from such representation or warranty).
  Section 7.4  Indemnification Procedure.
(a) Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), including any claim by or communication from a third-party described in Section 7.4(c) hereof that would be reasonably likely to give rise to indemnification hereunder, or the earlier discovery of any facts or circumstances that would be reasonably likely to result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a notice (the “Claim Notice”), which Claim Notice shall be delivered within the relevant Survival Period; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent (and only to the extent) that the Indemnifying Party forfeits material rights or defenses by reason of such failure, and shall:
(i) state that the Indemnified Party has paid or properly accrued Damages, or anticipates (specifying the events or occurrences giving rise to such anticipation) that it is reasonably likely that it will incur Liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
(ii) specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, the date such item was paid or properly accrued (if applicable), the basis for any anticipated Liability and the nature of the breach of representation, warranty, covenant or agreement and the computation of the amount, if reasonably capable of computation, to which such Indemnified Party claims to be entitled hereunder.

(b) Claims for Damages specified in any Claim Notice with respect to which the parties agree in writing to be due, or which are finally determined by a court of competent jurisdiction to be due, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, subject to the limitations of this Article VII, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by cashier’s check or Wire Transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) Business Day prior to such payment.
(c) Promptly after the assertion by any third-party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement and within the relevant Survival Period, such Indemnified Party shall deliver to the Indemnifying Party a Claim Notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent (and only to the extent) that the Indemnifying Party forfeits rights or defenses by reason of such failure, and the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, such claim, and the Indemnifying Party shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by Applicable Law; provided that (i) such Indemnifying Party’s counsel is not reasonably objected to by the Indemnified Party and the Indemnified Party shall not have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel selected by the Indemnifying Party inappropriate and (ii) the Indemnifying Party first enters into a written agreement with the Indemnified Party that the Indemnifying Party is unconditionally obligated to pay and satisfy any Damages which may arise with respect to such third-party claim and provides evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party shall, in accordance with the previous sentence, undertake to compromise or defend any such claim, it shall reasonably promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees in such case to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such claim.  Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such action or proceeding.  The Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if, but only if, (A) the Indemnifying Party shall have authorized in writing (which authorization shall not be unreasonably withheld, conditioned or delayed) the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense and/or (B) such fees or expenses of such separate counsel are incurred prior to the date the Indemnifying Party assumes control of such defense, provided that the engagement of counsel by the Indemnified Party prior to such time was reasonably necessary to preserve any potential rights or defenses with respect to such third-party claim.  In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any such claim subject to this Section 7.4(c) and keep such Persons informed of all developments relating to any such claims, and provide copies of all relevant correspondence and documentation relating thereto.  If the Indemnifying Party receiving such Claim Notice does not elect within thirty (30) days to defend such third-party claim, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to defend such claim.  No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment, subject to the limitations set forth in this Article VII.  If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 7.4(c),  the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, but only if: (1) the settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim, (2) the settlement is in excess of the remaining portion of the Maximum Amount set forth in Section 7.2 or 7.3, as applicable, (3) a finding or admission of any violation of Law would be made by any Indemnified Party, (4) such settlement, consent or cessation could otherwise reasonably be expected to interfere with or adversely affect the business, operations or assets of the Indemnified Party, and/or (5) if the settlement imposes injunctive or other equitable relief against the Indemnified Party.  The Indemnified Party and the Indemnifying Party each agrees to cooperate fully in all matters covered by this Section 7.4(c), including, as required, the furnishing of Books and Records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third-party claim and at no cost to the other party (provided that any reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

(d) Anything to the contrary in this Section 7.4 notwithstanding, if a third-party claim that primarily relates to Taxes or Excluded Taxes includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, Seller (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Buyer (Seller or Buyer, as the case may be, the “Controlling Party”), shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”).  In such case, the other party (Seller or Buyer, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non- Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and the Tax Claim that are not Excluded Taxes.  Notwithstanding the foregoing, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, the defense of any third-party claim that relates to any income Taxes of Seller or any of its Affiliates.  Seller shall be liable for any Damages resulting from any Tax audit or other examination related to the Acquired Assets or the Business for any Tax period or portion thereof ending on or before the Closing Date whether or not such Tax audit or other examination results in any adjustment of the Seller’s liability for Taxes related to the Acquired Assets or the Business.
  Section 7.5  Certain Damages; Certain Offsets; Calculation of Damages.
(a) Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for remote or speculative, punitive or exemplary Damages as a result of any breach of this Agreement or other agreements referred to herein or of any private right of action that any party may have hereunder against another party hereto; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third-party.
(b) For purposes of calculating the monetary amount of Damages for which any claim may be made against any Indemnifying Party, such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under insurance policies and net of any increase in premiums directly attributable to such Damages for the year of the claim and the following year, deductibles or co-pays incurred in connection therewith and all costs of collection.
(c) Each party will use its commercially reasonable efforts to mitigate each loss or Liability for which such party is or may become entitled to be indemnified hereunder, including by (i) using commercially reasonable efforts in pursuing and attempting to recover any insurance proceeds available to it as a result thereof and (ii) incurring costs only to the extent reasonably appropriate to remedy any breach or remediate any other situation.

  Section 7.6  Exclusive Remedy.  After the Closing Date, this Article VII shall provide the exclusive remedy for any breach or alleged breach of this Agreement, except in the case of fraud or willful misrepresentation, or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.
  Section 7.7  Treatment of Indemnification Payments.  Any amounts payable under this Article VII shall for all income Tax purposes be treated by Buyer and Seller as an adjustment to the Purchase Price to the maximum extent permitted by Applicable Law.  Subject to the limitations described in this Article VII, Buyer shall have a right of set-off against any monies deducted, withheld or retained from or any monies which may be due or become due to Seller under this Agreement to satisfy any claims by Buyer against Seller for indemnification pursuant to this Article VII.
  Section 7.8  Distributions from the Escrow Account.  Upon the amount of Damages to which any Buyer Indemnitee shall be entitled to indemnification pursuant to this Article VII having been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise) or determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, Buyer and Seller shall, not more than two (2) Business Days after such determination, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse an amount equal to the amount of such Damages from the then-remaining funds in the escrow account in accordance with the terms of the Escrow Agreement and the separate written payment instructions of the Buyer Indemnitee.
  Section 7.9  Payment.  If any amount owed under this Article VII is not paid within ten (10) days of a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party (either, a “Final Determination”), such amount shall bear interest at the rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article VII, and no limitation in this Article VII shall apply to any such interest or reimbursement.
ARTICLE VIII
 MISCELLANEOUS
  Section 8.1  Amendments; Waiver.  This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties hereto.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  No waiver shall constitute a waiver of, or estoppel with respect to, any further or subsequent instances, or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

  Section 8.2  Entire Agreement.  This Agreement (including the Disclosure Schedule, the Buyer Disclosure Schedule, the Schedules, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein or therein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.
  Section 8.3  Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.  References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(b) The inclusion of any information in any section of the Disclosure Schedule or the Buyer Disclosure Schedule or other document delivered by any of the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
  Section 8.4  Severability.  Without limiting Section 5.2(e), any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
  Section 8.5  Notices.  Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by facsimile (with electronic confirmation, provided that a copy of the notice or other communication is sent by express courier) or (iii) delivered by an express courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller, to:

The Bancorp Bank
409 Silverside Road, Suite 105
Wilmington, DE 19809
Facsimile:	302.791.5653
E-mail:	wcassidy@thebancorp.com
Attention:	William Cassidy,
Executive Vice President, Head of Institutional Banking

with a copy to:

The Bancorp, Inc.
123 N. 3rd Street, Suite 603
Minneapolis, MN 55401
Facsimile:	302-791-5699
E-mail:	tpareigat@thebancorp.com
Attention:	Tom Pareigat, General Counsel

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis MN 55402-2119
Facsimile:	612.371.3207
E-mail:	colemansa@ballardspahr.com
Attention:	Scott A. Coleman, Esq.

If to Buyer, to:

Millennium Trust Company, LLC
2001 Spring Road, Suite 700
Oak Brook, Illinois 60523
E-mail:	dlaszlo@mtrustcompany.com
Attention:	Daniel K. Laszlo

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
71 South Wacker Drive, Suite 4500
Chicago, IL 60606
Facsimile:	(312) 499-6100
E-mail:	brianrichards@paulhastings.com
Attention:	Brian F. Richards

  Section 8.6  Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such party and its subsidiaries taken as a whole.  This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, and Seller, in the case of any assignment by Buyer; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Seller to (a) any Affiliate of Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of Buyer and/or the Business or (c) any lender to Buyer and/or the Business as security for borrowings.  Except as otherwise expressly set forth in Article VII, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

  Section 8.7  Counterparts.  This Agreement may be executed in two or more counterparts, including via electronic transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.
  Section 8.8  Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise.  The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
  Section 8.9  Governing Law; Venue.  This Agreement and any claim, demand, action or cause of action arising under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.  The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Business.  To the fullest extent that they may effectively do so under Applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.5 shall be effective service of process for any such suit, action or proceeding.
  Section 8.10  Attorneys’ Fees.  Unless as otherwise set forth herein, in the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees, paralegal fees and court costs through all trial and appellate levels and proceedings.

  Section 8.11  Bulk Sales.  Seller shall indemnify Buyer with respect to Losses  relating to the failure to comply with the requirements of the applicable Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Acquired Assets.
  Section 8.12  No Fiduciary Duty.  The parties acknowledge that (i) the Transactions constitute an arm’s-length commercial transaction between Buyer, on the one hand, and Seller, on the other, and (ii) notwithstanding any pre-existing relationship between the parties, Seller is not an agent of, and owes no fiduciary duties to, Buyer in connection with the Transactions.
  Section 8.13  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 8.9 to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 8.9 of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.
  Section 8.14  Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

THE BANCORP BANK

By:
Name:
Its:

BUYER:

MILLENNIUM TRUST COMPANY, LLC

By:
Name:
Its:

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of July 10, 2018 (this "Agreement"), is by and between The Bancorp Bank, a Delaware chartered commercial bank ("Seller"), and Millennium Trust Company, LLC, an Illinois limited liability company ("Buyer"). Capitalized terms used but not otherwise defined in this instrument shall have the meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of July 10, 2018 (the "Purchase Agreement"), pursuant to which Seller has agreed to sell, transfer, assign, convey and deliver to Buyer, and Buyer has agreed to purchase and acquire from Seller all the right, title and interest to the Acquired Assets and to assume the Assumed Liabilities, on the terms and subject to the conditions set forth in the Purchase Agreement.

NOW, THEREFORE, pursuant to and in accordance with the terms and subject to the conditions set forth in the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Assignment of Acquired Assets.  Seller hereby sells, transfers, assigns, conveys and delivers to Buyer all of the right, title, and interest of Seller as of the Cut Off Time in and to the Acquired Assets, free and clear of all Liens.

2.          Assumption of Assumed Liabilities.  Buyer hereby assumes and agrees to pay, perform, and discharge in accordance with their terms all of the Assumed Liabilities, effective from and after the Cut Off Time.

3.          Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed a sale, transfer, assignment, conveyance, delivery or assumption by Buyer of any Excluded Liabilities.

4.          Further Assurances.  Each party to this Agreement shall, at the reasonable request of the other, at any time and from time to time following the date hereof, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order to confirm or carry out more effectively the transactions contemplated by this Agreement or to vest, perfect or confirm ownership of the Acquired Assets in Buyer.

5.          Purchase Agreement.  Nothing herein shall be deemed to modify or diminish the representations, warranties, covenants, agreements, and obligations of the parties hereto under the Purchase Agreement.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

6.          Counterparts.  This Agreement may be executed in two or more counterparts, including via electronic transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

7.          Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.  The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent that they may effectively do so under Applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.          Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise.  The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

* * * * * * * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first written above.

SELLER:	BUYER:
THE BANCORP BANK	MILLENNIUM TRUST COMPANY, LLC
By:	By:
Name:	Name:	Gary Anetsberger
Title:	Title:	Chief Executive Officer

[Assignment and Assumption Agreement]

Exhibit B

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”), is entered into as of July 10, 2018, by and among Millennium Trust Company, LLC, an Illinois limited liability company (“Buyer”), The Bancorp Bank, a Delaware chartered commercial bank (“Seller”), and Wilmington Trust, N.A., a national banking association, as escrow agent (the “Escrow Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement (as defined below).

RECITALS

A. Reference is made to that certain Asset Purchase Agreement (the “Agreement”) made and entered into as of the date hereof by and among Buyer and Seller.
B. Section 2.7(b)(ii) of the Agreement provides that, at the Closing, Buyer shall deposit an aggregate amount equal to $5,000,000 (the “Escrow Amount”) with the Escrow Agent, and such funds plus all income accrued thereon (the “Escrow Funds”) shall be maintained by Escrow Agent to secure Seller’s obligations under the Agreement and shall be administered and payable in accordance with the terms and conditions of the Agreement and this Escrow Agreement.
C. The basis for claims for any indemnification from Seller, and any limitations thereon, shall be governed by the Agreement, which, as among Buyer and Seller, shall be controlling for all purposes of this Escrow Agreement to the extent inconsistent with any provisions hereof.
D. Schedule I to this Escrow Agreement sets forth the wire transfer instructions of Buyer and Seller.

AGREEMENT

In consideration of the mutual covenants of the parties hereto set forth in this Escrow Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Agent.  Seller and Buyer hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein and the Escrow Agent hereby accepts such appointment and agrees to accept, hold and disburse the Escrow Funds in accordance with the terms hereof.  All references to the “Escrow Agent,” as that term is used herein, shall refer to the Escrow Agent solely in its capacity as such, and not in any other capacity whatsoever, whether as individual, agent, fiduciary, trustee or otherwise.  The Escrow Agent shall have no obligation to assure or participate in the enforcement or performance of the Agreement whether or not the Escrow Agent shall have knowledge or notice of the terms thereof, or any acts or omissions relating thereto.

2. Deposit of Escrow Amount.  Pursuant to the terms of the Agreement, on the date hereof, Buyer hereby deposits with the Escrow Agent, by wire transfer of immediately available funds, and the Escrow Agent hereby acknowledges receipt of, the Escrow Amount, to be held and disbursed by the Escrow Agent as set forth herein.  Subject to the provisions of Section 3, the Escrow Funds shall be deposited by the Escrow Agent into the account holding the Escrow Funds (the “Escrow Account”) maintained by the Escrow Agent and shall be maintained in such Escrow Account until the distribution of the Escrow Funds in accordance with the terms hereof.

3. Investment of Escrow Funds.

(a) The Escrow Agent shall invest and reinvest the Escrow Funds from time to time in the M&T Bank Corporate Deposit Account (the “M&T Deposit Account”) or such similar fund or successor account offered by the Escrow Agent.  Amounts on deposit in the M&T Deposit Account are insured by the Federal Deposit Insurance Corporation (the “FDIC”), subject to applicable rules and regulations of the FDIC, in the basic FDIC Insurance amount of $250,000, per depositor, per insured bank.  This includes principal and accrued interest up to a total of $250,000.  Each of Buyer and Seller understands that deposits in the M&T Deposit Account are not secured.  The Escrow Agent shall have the right to liquidate any investments of the Escrow Funds held by the Escrow Agent hereunder in order to provide funds necessary to make required payments hereunder.  The Escrow Agent shall have no authority to invest the Escrow Funds in any other obligations or investments except as provided in this Section 3.  Neither Buyer, on the one hand, nor Seller, on the other hand, makes any express or implied representation or warranty with respect to any insurance of any amounts on deposit in the Escrow Funds.

(b) The parties hereto recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any permitted investment.  Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.

(c) The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month.  Although each of the parties hereto recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the parties hereto hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.  No statement need be rendered for the Escrow Account if no activity occurred for such month.

(d) The parties hereto acknowledge and agree that the delivery of the Escrow Funds is subject to the sale and final settlement of permitted investments.  Proceeds of a sale of permitted investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

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4. Tax Matters.

(a) Reporting of Income.  Buyer and Seller agree that, for Tax reporting purposes, all Taxable interest on or other income, if any, attributable to the Escrow Funds shall be allocable to Seller in accordance with Proposed Treasury Regulation 1.468B-8.  The Escrow Agent will report all income, if any, that is earned on, or derived from, the Escrow Funds as income of Seller whether or not the income was distributed by the Escrow Agent during any particular year as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and shall, as soon as is practicable after December 31 of each calendar year (but in no event later than required by applicable law) prepare and distribute to Seller a Form 1099 or equivalent Tax reporting forms reflecting such income, if applicable.

(b) Preparation and Filing of Tax Returns.  Any tax returns required to be prepared and filed with respect to Taxable interest on or other income, if any, attributable to the Escrow Funds will be prepared and filed by Seller with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed in any particular tax year, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return other than as set forth in Section 4(a) of this Escrow Agreement with respect to any income earned by the Escrow Account.  The Escrow Agent shall be deemed the payor of any interest or other income paid upon investment of the Escrow Property for purposes of performing tax reporting.  With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed the payor and shall have no responsibility for performing tax reporting.  The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Buyer and Seller.

(c) Payment of Taxes.  Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by Seller, whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.

(d) Unrelated Transactions.  The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax information return with respect to any transactions, whether or not related to this Escrow Agreement, that occur outside the Escrow Funds.

5. Presentation and Payment of Claims against the Escrow Funds.

(a) At any time prior to the Escrow Funds Distribution Date (as defined below), Buyer (on behalf of any Buyer Indemnitee) may, in accordance with the Agreement, from time to time deliver to the Escrow Agent and Seller a written notice demanding payment in connection with a claim pursuant to the Agreement (each such notice, a “Demand”), which Demand shall state a good faith estimate of the amount of the Escrow Funds to be reserved against such claim (each, a “Claim”).

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(b) Seller may reply to any Demand made under Section 5(a) hereof by written notice given to Buyer with a copy to the Escrow Agent, which written notice shall state whether Seller agrees or disagrees that the Claim asserted by Buyer is a valid Claim under the Agreement and/or agrees or disagrees with respect to the amount of the Claim.  If, within thirty (30) calendar days after the date of receipt by Seller of the Demand from Buyer, the Escrow Agent and Buyer have not received a written notice from Seller that asserts that a good faith dispute exists with respect to such Claim (a “Dispute Notice”), then Seller shall be deemed to have irrevocably agreed with such Claim, the Escrow Agent shall, on the next business day, disburse to Buyer from the Escrow Funds the amount of the Claim and the Escrow Funds shall be reduced to the extent thereof.  If a Dispute Notice is timely delivered, and in the Dispute Notice Seller acknowledges or does not dispute that a portion of the Claim is a valid Claim and acknowledges or does not dispute the amount attributable to the portion of the Claim so acknowledged or not disputed, then Seller shall be deemed to have irrevocably agreed with such portion of the Claim and the Escrow Agent shall disburse to Buyer from the Escrow Funds the amount so acknowledged to or not disputed by Seller.

(c) If a Dispute Notice is timely delivered by Seller in accordance with Section 5(b) hereof, then the amount of the Claim less the amount (if any) acknowledged or not disputed in the Dispute Notice by Seller as due Buyer and disbursed to Buyer, shall be treated as a disputed claim (the “Disputed Claim”) and the amount of such Disputed Claim shall be held by the Escrow Agent as an undivided portion of the Escrow Funds (which amount shall continue to be available to satisfy other Claims) until the earlier to occur of (i) the Escrow Agent’s receipt of a joint written instruction executed by Seller and Buyer (a “Joint Written Instruction”) with respect to such Disputed Claim or (ii) the Escrow Agent’s receipt of a final, non-appealable judgment, order or decree of a court or other judicial body of competent jurisdiction that decided the Disputed Claim (a “Final Judgment”).  The Escrow Agent shall receive and may conclusively rely upon a written opinion of counsel to the effect that any such Final Judgment is final, non-appealable and from a court or other judicial body of competent jurisdiction.  The aggregate amount of all Claims with respect to which the deadline for delivery of a Dispute Notice has not passed and all Disputed Claims existing from time to time is sometimes referred to herein as the “Reserve.”  Upon Escrow Agent’s receipt of either a Joint Written Instruction or a Final Judgment with respect to any Disputed Claim, (A) if such Joint Written Instruction or Final Judgment sets forth any amounts that are to be paid in favor of Buyer (or other Buyer Indemnitee), then the Escrow Agent shall within three (3) business days of the date of such receipt disburse such amount to Buyer (or such other Buyer Indemnitee) from the Escrow Funds, (B) the amount of the Reserve shall be reduced by the full amount of such Disputed Claim and (C) if the Escrow Funds Distribution Date has occurred, then the Escrow Agent shall within three (3) business days of the date of such receipt disburse to Seller from the Escrow Funds an amount equal to the excess, if any, of the Escrow Funds as of such date (after giving effect to such disbursement) over the Reserve as adjusted pursuant to part (B) of this Section 5(c).

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6. Distributions and Payments.

(a) On October 11, 2019 (the “Escrow Funds Distribution Date”), the Escrow Agent shall disburse to Seller, the Escrow Funds then held by the Escrow Agent less the aggregate amount of the Reserve as of the Escrow Funds Distribution Date.  Any such Reserve shall be distributed in accordance with Section 5(c) hereof.

(b) Other than pursuant to the terms expressly set forth herein, the Escrow Agent shall make such distributions from the Escrow Funds to Seller or Buyer only as shall be specified in a Joint Written Instruction, as applicable, delivered to the Escrow Agent.

(c) Subject to the terms of Sections 5(c) hereof, any distribution required to be made by the Escrow Agent under this Escrow Agreement shall be made by the Escrow Agent promptly upon liquidation of any investment required for such distribution.

7. Rights, Obligations and Indemnification of the Escrow Agent.

(a) In performing any of its duties under this Escrow Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses that such party may incur as a result of the Escrow Agent so acting or failing to act; provided that the Escrow Agent shall be liable for damages arising out of its fraud, gross negligence or willful misconduct under this Escrow Agreement.  Accordingly, the Escrow Agent shall not incur any such liability with respect to: (i) any action taken or omitted to be taken in good faith and without fraud, gross negligence or willful misconduct; or (ii) any action taken or omitted to be taken in reliance (including reliance not only as to a document’s due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein) upon any document, including any written notice, request or instruction provided for in this Escrow Agreement, that the Escrow Agent shall in good faith believe to be genuine without inquiry and without requiring substantiating evidence of any kind, to have been signed or presented by a proper Person or Persons and to conform with the provisions of this Escrow Agreement.  Concurrently with the execution of this Escrow Agreement, Buyer and Seller shall deliver to the Escrow Agent Exhibit A-1 and Exhibit A-2 which contain an authorized signer designation therein.  The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including, but not limited to, the following: (x) the act, failure or neglect of any agent or correspondent selected by Seller or Buyer for the remittance of funds; (y) any delay, error, omission or default of any communication by any Person other than the Escrow Agent; or (z) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b) Buyer, on the one hand, and Seller, on the other hand, each hereby agree to indemnify and hold the Escrow Agent and its parent, affiliates, directors, officers, agents and employees (collectively, the “Escrow Agent Indemnitees”) harmless from and against one-half (½) of any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket, incidental expenses and reasonable legal fees and expenses (“Losses”) that may be imposed on, incurred by, or asserted against, the Escrow Agent Indemnitees or any of them for following any instruction or other direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement; provided that the Escrow Agent has not acted with gross negligence or engaged in fraud or willful misconduct.  In addition to and not in limitation of the immediately preceding sentence, Buyer, on the one hand, and Seller on the other hand, each hereby also covenant and agree to indemnify and hold the Escrow Agent Indemnitees and each of them harmless from and against one-half (½) of all Losses that may be imposed on, incurred by, or asserted against the Escrow Agent Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Escrow Agreement (including any action taken by the Escrow Agent in accordance with Section 7(i)); provided, however, that such indemnity shall not apply to any Losses finally determined to have been directly caused by the Escrow Agent’s fraud, gross negligence or willful misconduct.  The provisions of this Section 7(b) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason.

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(c) The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Escrow Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including, without limitation, the Agreement.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(d) If any part of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or if the payment or transfer of any such funds shall be stayed or enjoined by any court order, or any order, judgment or decree shall be made or entered by any court affecting such funds or any portion thereof, then in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised in writing by legal counsel is binding upon it.  If the Escrow Agent complies with the preceding sentence and any such order, writ, judgment or decree, it shall not be liable to Buyer, Seller or any other Person by reason of such compliance, even though such order, writ, judgment or decree may subsequently be reversed, modified, annulled, set aside or vacated.

(e) Seller and Buyer agree that until there is a Final Judgment of a Disputed Claim or the delivery of a Joint Written Instruction regarding a Disputed Claim, the Escrow Agent shall retain the Reserve in connection with such Disputed Claim under Section 5 hereof.

(f) Except as specifically provided in Section 3 of this Escrow Agreement, the Escrow Agent shall have no responsibility for the investment of any funds held hereunder.  The Escrow Agent shall not be liable to Seller or Buyer and hereby disclaims any responsibility for any losses or penalties incurred with respect to any such investments.

(g) Subject to the terms hereof, the Escrow Agent may resign without obtaining the order of any court, by giving at least thirty (30) calendar days prior written notice to Seller and Buyer of the Escrow Agent’s intent to resign and, upon the taking of all the actions as described in this Section 7(g) by the Escrow Agent, the Escrow Agent shall have no further responsibilities hereunder to Seller or Buyer or to any other Person in connection with this Escrow Agreement.  Such resignation shall be effective upon the appointment by Seller and Buyer of a successor escrow agent, which shall be a bank or other financial institution having capital and surplus of at least $500,000,000 (a “Qualified Successor Agent”).  Any such Qualified Successor Agent shall be appointed (which appointment shall be made without delay) by a written instrument, mutually satisfactory to, and executed by, Seller, Buyer and the Qualified Successor Agent, and the Escrow Agent shall execute an assignment by the Escrow Agent of the Escrow Funds to the Qualified Successor Agent. Any Qualified Successor Agent appointed under the provisions of this Escrow Agreement shall have all of the same rights, powers, privileges, immunities and authority with respect to the matters contemplated herein as are granted herein to the original Escrow Agent and thereafter such Qualified Successor Agent shall be the Escrow Agent hereunder. If Seller and Buyer have failed to appoint a Qualified Successor Agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a Qualified Successor Agent or petition any court of competent jurisdiction for the appointment of a Qualified Successor Agent or for other appropriate relief, provided that such successor escrow agent must be a Qualified Successor Agent.  Any such resulting appointment shall be binding upon all of the parties hereto and thereafter such successor escrow agent shall be the Escrow Agent hereunder.

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(h) It is not the intention of the parties hereto to create, nor shall this Escrow Agreement be construed as creating, a partnership or association, or to render the parties hereto liable as partners.

(i) Notwithstanding any provision herein to the contrary, in the event (i) of any disagreement or controversy arising under this Escrow Agreement, (ii) conflicting demands or notices are made upon the Escrow Agent arising out of or relating to this Escrow Agreement, or (iii) the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall have the right, at its election, to withhold and stop all further proceedings in, and performance of, this Escrow Agreement and all instructions received hereunder and file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all parties involved to interplead and litigate in such court their claims and rights among themselves and with the Escrow Agent.  Should any suit or legal proceeding be instituted arising out of or related to this Escrow Agreement, whether such suit be initiated by the Escrow Agent or others, the Escrow Agent shall have the right, at its option, to stop all further proceedings under and performance of this Escrow Agreement and of all instructions received hereunder until all differences shall have been rectified and all doubts resolved by agreement or until the rights of all parties shall have been fully adjudicated.

(j) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

(k) The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

8. Fees.  Buyer, on the one hand, and Seller, on the other hand, shall each be liable for one-half (½) of the fees and expenses of the Escrow Agent as described in Exhibit B attached hereto for so long as any portion of the Escrow Funds is held by the Escrow Agent hereunder.  The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other Persons or entities.  The Escrow Agent shall be entitled to and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Account.

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9. Notices and Instructions.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties hereto shall in every case be in writing and be sent or given to each party referenced below, and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by electronic mail, in each case, to the parties hereto at the addresses and email addresses as set forth below or at such other addresses and email addresses as may be furnished in writing in accordance with this Section 9:

(a) If to Seller:	The Bancorp Bank
409 Silverside Road, Suite 105
Wilmington, DE 19809
	Email:	wcassidy@thebancorp.com
	Attention:	William Cassidy,
Executive Vice President,
Head of Institutional Banking

with a copy to:	The Bancorp, Inc.
123 N. 3rd Street, Suite 603
Minneapolis, MN 55401
	Email:	tpareigat@thebancorp.com
	Attention:	Tom Pareigat, General Counsel

with a copy to:	Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis MN 55402-2119
	Email:	colemansa@ballardspahr.com
	Attention:	Scott A. Coleman, Esq.

(b) If to Buyer:	Millennium Trust Company, LLC
2001 Spring Road, Suite 700
Oak Brook, Illinois 60523
	E-mail:	dlaszlo@mtrustcompany.com
	Attention:	Daniel K. Laszlo

with a copy to:	Paul Hastings LLP
71 South Wacker Drive, Suite 4500
Chicago, IL 60606
	Email:	brianrichards@paulhastings.com
kellypadgett@paulhastings.com
	Attention:	Brian F. Richards
Kelly Padgett

(c) If to the Escrow Agent:	Wilmington Trust, N.A.
10 S. Riverside Plaza, Suite 875
Chicago, IL 60606
	Email:	tmartin@wilmingtontrust.com
	Attention:	Timothy P. Martin

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one (1) day after the date of delivery to the overnight courier if sent by overnight courier or (z) the date such notice is transmitted by electronic mail, if such transmission is prior to 5:00 p.m. Central Standard Time on a business day, or the next succeeding business day if such transmission is later.  Account statements shall be sent via first class mail to the parties in accordance with this Section 9.

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10. Entire Agreement.  This Escrow Agreement and, as between Buyer and Seller, the Agreement set forth the entire understanding of the parties hereto, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

11. Governing Law.  THIS ESCROW AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.

12. Consent to Jurisdiction; Forum Selection; Waiver of Jury Trial.

(a) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS ESCROW AGREEMENT SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.  THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS ESCROW AGREEMENT IN ANY JURISDICTION OTHER THAN THOSE SPECIFIED IN THIS SECTION 12.  EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON-CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 12, AND STIPULATES THAT THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY (OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS ESCROW AGREEMENT.  EACH PARTY HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 12 BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS ESCROW AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 9 OF THIS ESCROW AGREEMENT FOR THE GIVING OF NOTICE.  ANY FINAL JUDGMENT RENDERED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ESCROW AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY.  EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

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13. Severability.  The unenforceability or invalidity of any provision of this Escrow Agreement shall not affect the enforceability or validity of any other provision.

 14. Amendment and Waiver.  This Escrow Agreement may be amended, or any provision of this Escrow Agreement may be waived; provided that (a) any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, (b) any such amendment or waiver will be binding on the Escrow Agent only if such amendment or waiver is set forth in a writing executed by the Escrow Agent, and (c) any such amendment or waiver will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller.  The waiver of any provision of this Escrow Agreement shall not operate or be construed as a waiver of any other provision.

15. Headings.  The subject headings of sections of this Escrow Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

16. Successors, Assigns and Third-Party Beneficiaries.  All covenants and agreements contained in this Escrow Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as otherwise provided herein, this Escrow Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer, upon written notice to Escrow Agent, shall be allowed to assign its rights and benefits hereto to (a) an Affiliate, (b) to a buyer in connection with a sale of Buyer’s business, whether by sale of assets, sale of stock, merger, consolidation or otherwise, and (c) to Buyer’s lenders as collateral for security purposes.

17. Successor Escrow Agent by Merger.  Notwithstanding anything contained herein to the contrary, any entity into which the Escrow Agent may be merged or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation  to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all of the Escrow Agent’s rights obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of the parties hereto, anything herein to the contrary notwithstanding.

18. Recitals; Not an Amendment.  The Recitals set forth above are hereby incorporated herein by reference.  This Escrow Agreement is not intended to amend or supersede any provision of the Agreement.

19. Counterparts.  This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

20. Electronic Delivery.  This Escrow Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.   At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them to all other parties hereto.  No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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21. Termination.  This Escrow Agreement shall terminate upon final disbursement of the Escrow Funds in accordance with the terms hereof.

22. Assignment of Interests.  No assignment of the interest of any of the parties hereto (other than an assignment pursuant to Section 16(c)) shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

23. Security Procedure for Funds Transfer.  The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by means of the security procedure selected by such party and communicated to the Escrow Agent in the form of Exhibit A-1 and A-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement.  Once delivered to the Escrow Agent, Exhibit A-1 and A-2 may be revised or rescinded only by a writing signed by an authorized representative of the party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent reasonable opportunity to act on it.  If a revised Exhibit A-1 or A-2 or a rescission of an existing Exhibit A-1 or A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to a party, such document shall be accompanied by additional documentation reasonably satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the party under this Escrow Agreement.  The parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

[Remainder of Page Intentionally Left Blank.
Signature Page Follows.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SELLER:

THE BANCORP BANK

By:	_______________________________
Name:	_______________________________
Its:	_______________________________

BUYER:

MILLENNIUM TRUST COMPANY, LLC

By:	_______________________________
Name:	_______________________________
Its:	_______________________________

ESCROW AGENT:

WILMINGTON TRUST, N.A.,
as Escrow Agent

By:
Name:	Timothy P. Martin
Its:	Vice President

[Signature Page to Escrow Agreement]

Exhibit C

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this "Agreement"), dated as of July 10, 2018 (the "Effective Date"), is made by and between The Bancorp Bank, a Delaware chartered commercial bank ("Seller"), and Millennium Trust Company, LLC, an Illinois limited liability company ("Buyer").  Seller and Buyer are referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Seller is engaged in the business of establishing, pursuant to agreements with Plan Administrators, individual retirement accounts for participants of employee benefit plans pursuant to the automatic rollover rules of Section 401(a)(31)(B) of the Code and Title 29 of the Code of Federal Regulations Sections 404a-2 and 404a-3, as applicable ("Safe Harbor IRAs"), and serving as Trustee or custodian of, and providing related services to, such Safe Harbor IRAs;

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and between Buyer and Seller (the "Purchase Agreement"), Seller has agreed inter alia to sell, assign and transfer to Buyer the Acquired Assets; and

WHEREAS, Seller desires to provide to Buyer and Buyer desires to receive from Seller certain services in connection with the transactions contemplated by the Purchase Agreement, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

Article 1 - Definitions

Capitalized terms used but not otherwise defined herein shall have the same meanings and definitions as contained and set forth in the Purchase Agreement.

Article 2 - Services

2.1          Services to be Rendered on Effective Date and Related Matters.

(a)          Subject to the terms and conditions set forth herein, Seller agrees to provide to Buyer certain services (the "Services") as set forth in Schedules A and B hereto (including the attachments thereto, the "Schedules").

(b)          In addition to the Services set forth on the Schedules, Seller shall, in each case subject to taking all actions required by Section 5.4 of the Purchase Agreement (relating to consents and approvals):

(i)          promptly following the Effective Date, and in any event within three (3) Business Days thereof, distribute to each Account Holder a copy of that certain Trustee Resignation Letter and related materials, substantially in the form set forth in Exhibit A hereto (the "Trustee Resignation Communications"), pursuant to which inter alia Seller shall resign as Trustee of each Account effective as of the date provided in the Trustee Resignation Communications, which shall not be less than thirty (30) days after the distribution of such Trustee Resignation Communications (the "Trustee Resignation Date");

(ii)          take all steps reasonably requested by Buyer to designate Buyer as Trustee for all Accounts (other than those Accounts closed, requested to be closed by their Account Holders or in the process of being remitted by Seller pursuant to Section 9.2(b)) effective as of the Trustee Resignation Date; and

(iii)         during the period commencing on the Effective Date and ending on the Trustee Resignation Date, provide Buyer on a weekly basis with a written list setting forth each Account Holder that has closed such Holder's Account.

For the avoidance of doubt, the immediately preceding clauses (i) through (iii) shall constitute "Services" hereunder.

(c)          In the event that Seller fails to distribute to any Account Holder a copy of the Trustee Resignation Communications in accordance with Section 2(b)(i), Buyer shall have the right to send such Trustee Resignation Communications to such Account Holder on behalf of Seller, and Seller shall cooperate in all respects with Buyer to make such distribution, including, without limitation, by providing all information in Seller's possession regarding such Account Holder that may be necessary for Buyer to make such distribution.

(d)          Seller may provide any Services by causing its Affiliates to provide such Services, or through any unaffiliated third party vendor who is either providing such Services as of the Effective Date or who is otherwise reasonably acceptable to Buyer (a "Vendor").  Seller shall in all cases retain responsibility for the provision to Buyer of the Services to be performed by its Affiliates or Vendor.  For the purposes of this Agreement, any Services provided by a Vendor or an Affiliate of Seller shall be deemed to be and treated as if Seller had provided the Services directly.

(e)          Seller shall not be required to:  (i) perform or cause to be performed any Service in a manner that would constitute a violation of Applicable Law or any of the operative Account Agreements; or (ii) hire additional personnel or acquire additional office space, equipment, software, office supplies or other materials in order to provide the Services, other than any equipment, software, or other materials necessary for the normal operation of Buyer's business that were provided by Seller to Buyer prior to the Effective Date, if any.

2.2          General Provisions Regarding Services.

(a)          Standard of Service.  Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Applicable Law and, except as specifically provided in the Schedules hereto, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided.  Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)          No Obligation to Use Services; Notice of Termination of Service.  Buyer shall not be obligated to obtain any of the Services from Seller if Buyer determines to obtain any of the Services from third parties or its own Affiliates, or to perform such Services itself.  If Buyer determines not to continue to use any of the Services, in whole or in part, from Seller, then Buyer shall provide at least thirty (30) days' advance written notice of its intent to terminate such Services, specifying the scope and effective date of termination.  Upon Seller's receipt of notice from Buyer of Buyer's intention to terminate use of such Services, Buyer has the right to terminate the specified Service following such (30) day notice period.  Upon transfer of any of the Services to a third party, such Services shall automatically terminate on the date of such transfer.  Upon termination of any Service in accordance with this Section 2.2(b), Seller shall be under no further obligation to provide such Service.

(c)          Additional Services.  Seller shall not be obligated to provide or cause to be provided any services pursuant to this Agreement to or for the benefit of Buyer other than the Services provided for in this Agreement, unless and to the extent mutually agreed upon by the Parties in writing (such agreement by Seller not to be unreasonably withheld).  If Seller agrees in writing to provide other services, such other services shall thereafter be included within the definition of Services and the Parties shall update the Schedules to reflect these additional services.

(d)          Personnel.  Seller shall remain solely responsible for the payment of all wages and benefits to its employees who are providing Services pursuant to this Agreement.  This obligation shall include, without limitation, compliance with applicable federal, state and local tax withholding requirements, payment of all applicable payroll taxes (including FICA, FUTA and state unemployment taxes) and provision of workers compensation coverage.  Seller shall remain solely responsible for actions of its employees, including obligations of security and confidentiality which are applicable to the employees of the Seller.

(e)          Relationship of the Parties.  The Parties acknowledge and agree that they are independent contractors in the performance of each and every part of their obligations under this Agreement and nothing herein shall be construed to be inconsistent with such status.

(f)          Network Connectivity.  Each Party to this Agreement shall be responsible for establishing its own separate, secure information technology operating environment and for the payment of any costs associated therewith (other than to the extent provided as a part of the Services).

(g)          Authorization.  Each Party shall provide for proper corporate authorizations of such Party to be given in order to effect the Services to be provided under this Agreement.  Except for costs expressly set forth in the Schedules, each Party, at its own cost, shall be responsible for obtaining any consents, including third party consents, required to perform its obligations under this Agreement.

Article 3 - Records

3.1          Records.  Each Party shall maintain its records regarding the Services provided hereunder in a complete and accurate manner consistent with such Party's record retention policies and Applicable Law.

3.2          Access to Information.  Each Party shall provide reasonable access, upon reasonable prior notice, during normal business hours, to the other Party's employees and all information and materials reasonably requested to support the provision of the relevant Services hereunder.

Article 4 - Deposit Accounts

4.1          Account Funds. Seller agrees to continue to serve as a depository bank for funds held in the Accounts during the period commencing on the Effective Date and ending on such date as Buyer, in its capacity as Trustee or custodian of the Accounts, elects to transfer the Account funds from Seller, in its capacity as a depository bank (the "Conversion Date"). All funds held in the Accounts will continue to be governed by the respective Account Agreements, as the same may be amended from time to time, and related disclosures provided to the Account Holders. Notwithstanding anything to the contrary set forth in this Article 4, Buyer shall acquire all of Seller's right, title and interest in and to the Account Agreements as of the Closing. During the period commencing on the Effective Date and ending on the Conversion Date, Buyer agrees to provide Seller with copies of any documents reasonably requested by Seller that are necessary to establish Buyer's custodial relationship over the Accounts. For the avoidance of doubt, nothing in this Agreement shall preclude Buyer, in its capacity as Trustee or custodian of the Accounts, from directing Seller to transfer any Account funds to a successor depository bank.

4.2          Account Signer.  Following the Trustee Resignation Date, each of the persons whose names and signatures appear in Appendix A attached hereto is hereby authorized to open, add, modify or close any accounts at Seller in which funds in the Accounts are held, and to sign, on behalf of Buyer, in its capacity as Trustee or custodian of the Accounts, checks, drafts or other orders for the payment, transfer or withdrawal of any of the funds held in such accounts. The authorization contained in the preceding sentence includes transfers of funds to accounts outside of any accounts Buyer maintains at Seller, in its capacity as a depository bank.

Article 5 - Interest

Seller will credit interest to the Accounts in accordance with Seller's interest rate schedules in effect as of the Effective Date, as may be subsequently amended in writing by Seller in the ordinary course of business consistent with past practice.

Article 6 - Fees

As full compensation for costs fairly incurred in providing the Services (including, without limitation, out-of-pocket costs), Seller shall retain fifty percent (50%) of the account fees (the "Account Fees") earned and collected in the ordinary course of business consistent with past practice from each Account during the period commencing on the Effective Date and terminating on the Conversion Date and shall pay the remaining fifty percent (50%) of such Account Fees to Buyer. Buyer shall not be responsible for any additional costs incurred by Seller in providing the Services. Commencing on the Effective Date and terminating on the Trustee Resignation Date, Seller will pay to Buyer an amount equal to one and four-tenths percent (1.4%) per annum of the balance of the Accounts, compounded daily for the period.  Commencing on the day after the Trustee Resignation Date and terminating on the Conversion Date, Seller will pay to Buyer an amount equal to one and five-tenths percent (1.5%) per annum of the balance of the Accounts, compounded daily for the period.  Promptly following the Conversion Date, but in no event more than ten (10) Business Days, Seller shall pay all amounts due under this Article 6 by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.

Article 7 - Taxes

In the event that the relationship created among the Parties under this Agreement, or any performance of any Services, or any other aspect of this relationship, gives rise to any tax or assessment (other than a tax based on or measured by income, ownership or possession), payable to any federal, state, or local government or political division thereof, such obligation, regardless of whether or not it is assessed directly to any Party, shall be the responsibility of Buyer.

Article 8 - Term

This Agreement shall commence on the Effective Date and shall terminate and be of no further force and effect on the earlier of (i) the six (6) month anniversary of the Effective Date or (ii) the mutual agreement of the Parties; provided, however, that either Party may extend the term of this Agreement under subsection (i) above for additional six (6) month terms by providing written notice to the other Party at least thirty (30) days prior to the end of the then-current term. Seller shall cooperate with Buyer in good faith to enable Buyer to exit from the Services at the earliest possible date. Notwithstanding anything to the contrary set forth in this Agreement, Article 1, Article 8 through Article 12, Schedule B and all Liabilities for due and unpaid amounts under Article 6 of this Agreement shall survive the termination of this Agreement.

Article 9 - Unclaimed Property

9.1          Seller Unclaimed Property Obligations.

(a)          Prior to the Trustee Resignation Date, Seller, in its capacity as the Trustee or custodian of the Accounts, will comply with all obligations under applicable state unclaimed property Laws, including the timely remittance of any Account funds that may be considered "unclaimed," that exist or may arise prior to the Trustee Resignation Date related to the Accounts, whether pursuant to the unclaimed property audits described in Section 3.7(a) of the Disclosure Schedules or otherwise.

(b)          Prior to the Trustee Resignation Date, Seller shall use commercially reasonable efforts to identify all Account funds that are subject to remittance pursuant to the TSG Audit described in Section 3.7(a) of the Disclosure Schedules and timely remit such funds and close the applicable Accounts. Seller shall keep Buyer apprised of all Accounts the funds of which have been identified for remittance pursuant to this Section 9.1(b) and the status of such remittance prior to the Trustee Resignation Date.

9.2          Buyer Unclaimed Property Obligations. Subject to the provisions of Article 10, following the Trustee Resignation Date, Buyer, in its capacity as the Trustee or custodian of the Accounts, will be responsible for all obligations under applicable state unclaimed property Laws, including the timely remittance of any Account funds that may be considered "unclaimed," that exist or may arise as of or following the Trustee Resignation Date related to the Accounts (other than those Accounts closed, requested to be closed by their Account Holders or in the process of being remitted by Seller pursuant to Section 9.1(b)) and shall indemnify Seller for any demands made by or on behalf of any state or regulatory for remittance of any unclaimed Account funds. Notwithstanding anything to the contrary set forth in Article 10, Buyer shall be responsible for any penalties, fees or similar charges assessed as a result of Buyer's failure to timely remit any such unclaimed Account funds in accordance with the applicable unclaimed property Laws.

Article 10 - Indemnification

Article VII of the Purchase Agreement shall apply to this Agreement mutatis mutandis as if set forth herein; provided, however, that nothing in Article 9 or this Article 10 shall be deemed to limit any of the obligations of Seller to indemnify, defend and hold harmless the Buyer Indemnitees from and against and pay or reimburse the Buyer Indemnitees for, any and all Damages incurred, suffered or sustained by the Buyer Indemnitees arising out of or relating to the matters set forth in Sections 7.2(i) through Section 7.2(v) of the Purchase Agreement, including, without limitation, Damages arising from Seller's failure to comply with any applicable unclaimed property Laws that exist or arise prior to the Trustee Resignation Date related to the Accounts (and, for the sake of clarity, Buyer shall have no obligation to indemnify, defend or hold harmless any Seller Indemnitee with respect thereto).

Article 11 - Confidentiality

During the term of this Agreement and thereafter, the Parties shall, and shall instruct their respective representatives to, maintain in confidence and not disclose the other Party's financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, "Confidential Information").  Each Party shall use the same degree of care, but no less than reasonable care, to protect the other Party's Confidential Information as it uses to protect its own Confidential Information of like nature.  Unless otherwise authorized in any other agreement between the parties, any Party receiving any Confidential Information of the other Party (the "Receiving Party") may use such Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the "Permitted Purpose").  Any Receiving Party may disclose such Confidential Information only to its representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Article 11 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by Applicable Law, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the "Disclosing Party"), and take reasonable steps in protecting the Disclosing Party's rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel that it is legally bound to disclose under Applicable Law.  Notwithstanding the foregoing, "Confidential Information" shall not include any information that the Receiving Party can demonstrate:  (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Article 11; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.  Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees to promptly return or destroy, at the Disclosing Party's option, all Confidential Information, subject to any obligation under applicable Law to retain such Confidential Information; provided that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder.  If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

Article 12 - Information Technology

This Agreement and the performance of this Agreement shall not affect the ownership of rights in and to intellectual property, and no Party shall gain, by virtue of this Agreement, any ownership rights in and to such assets owned by the other Party or any ownership, license, or other rights in and to such assets of the other Party. At all times prior to the Conversion Date, Seller and its Affiliates shall employ commercially reasonable efforts to comply with all Privacy and Information Security Requirements to protect Personal Data within its custody or control and require the same of any Vendors or Affiliates that Process Personal Data on its behalf.

Article 13 - Miscellaneous

13.1          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.2          Entire Agreement.  This Agreement, including the Schedules hereto, and the provisions of the Purchase Agreement that relate to the Services, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of conflict between this Agreement and the Purchase Agreement relative to the Services, the terms of this Agreement shall prevail.

13.3          Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement.  To the fullest extent that they may effectively do so under Applicable Law, the Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4          Amendments.  This Agreement may be amended, modified or supplemented at any time by the Parties.  This Agreement may be amended only by an instrument in writing signed on behalf of all of the Parties.

13.5          Notices.  All notices, requests and other communications hereunder to a Party shall be in accordance with the notice provisions set forth in the Purchase Agreement.

13.6          Waivers.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.

13.7          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and all of which shall be deemed one and the same agreement.

13.8          Compliance with Law.  Each Party shall comply with Applicable Law, including, without limitation, the Consumer Identification Program under the U.S.A. Patriot Act of 2001, in connection with this Agreement and the performance of such Party's obligations hereunder.

13.9          Customer Information.  The Parties acknowledge that in the performance of the Services, Seller, including its employees, officers, and directors, may have access to information which is considered non-public personal information ("NPI") under the Gramm-Leach-Bliley Act of 1999 and rules and regulations adopted pursuant thereto.  Notwithstanding any provision in Seller's privacy policy or other policies to the contrary, Seller shall not use or disclose any such NPI for any purpose, including, without limitation, marketing, except to the extent such NPI is required to be disclosed by Applicable Law.

13.10          No Third-Party Beneficiaries.  Nothing contained in this Agreement is intended to benefit, or grant or create any right or privilege in any Person other than the Parties.

13.11          Assignability.  This Agreement and rights and obligations hereunder may not be assigned by a Party without the prior written consent of the other Party, which consent will not be unreasonably withheld.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.  In the event of an assignment, the assignor remains liable for its obligations under this Agreement.  The provision of any Services by a Seller by causing its Affiliate or a Vendor to provide such Services in accordance with Section 2.1(d) shall not be deemed to be an assignment of this Agreement requiring the consent of Buyer.

13.12          Force Majeure.  If Seller is delayed at any time in performing its obligations under this Agreement and (a) such delay is due to a cause beyond the Seller's reasonable control, (b) Seller is without fault in causing such delay, and (c) such delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by Seller through the use of alternate sources, workaround plans or other means, Buyer will extend the time of completion for a reasonable time provided that Seller continues to use its commercially reasonable efforts to re-commence performance whenever and to whatever extent possible without delay.  In addition, to the extent that any Services are provided by any Vendor as permitted pursuant to this Agreement, Seller will not be responsible for delays or failures in such performance resulting from acts of God, strikes, riots, acts of war, terrorism, earthquakes or other events covered under the "Force Majeure" clause in the applicable Vendor contract.

13.13          Specific Performance.  The Parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including, without limitation, any failure by Seller to take all actions as are necessary to designate Buyer as Trustee or custodian for all Accounts in accordance with Section 2(b)(ii), will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 13.3 to compel performance of such Party's obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 13.3  of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

13.14          Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, each Party has caused this Services Agreement to be executed by one of its duly authorized officers as of the Effective Date.

SELLER The Bancorp Bank By:___________________________________ Name: Title: BUYER Millennium Trust Company, LLC By:___________________________________ Name: Title:

[Services Agreement]